Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-153011

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 16, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated September 16, 2008)

20,000,000 Shares

Common Stock

VeraSun Energy Corporation is offering 20,000,000 shares of its common stock, par value $0.01 per share, by this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “VSE.” The last reported sale price of our common stock on September 15, 2008 was $4.92 per share.

Investing in our common stock involves risks, including those described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$

At the request of VeraSun, the underwriters have reserved for sale, at the public offering price, up to $25.0 million of the shares offered in this prospectus supplement for several of our current shareholders, including Donald L. Endres, our chief executive officer, Ron Fagen (who may purchase the shares directly or through an affiliate) and CHS Inc. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Each of these persons has entered into the lock-up agreement described in the “Underwriting” section beginning on page S-55 of this prospectus supplement.

We have granted the underwriters the right to purchase up to an additional 3,000,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days following the date of this prospectus supplement to cover overallotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $            , and the proceeds to us, before expenses, will be $            .

The underwriters expect to deliver the shares of common stock to purchasers on or about                     , 2008.

MORGAN STANLEY	UBS INVESTMENT BANK

The date of this prospectus supplement is                      , 2008.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under the shelf registration process, we may offer from time to time secured or unsecured debt securities (which may be senior, subordinated or junior subordinated, and which may be convertible), common stock, preferred stock, depositary shares, warrants subscription rights, purchase contracts and purchase units. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under “Additional Information” on page S-ii of this prospectus supplement and in the accompanying prospectus before investing in our common stock. You should rely only upon the information provided in this prospectus supplement and the accompanying prospectus or incorporated in this prospectus supplement or the accompanying prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement and the accompanying prospectus, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover of this prospectus supplement.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov and on our website at http://www.verasun.com. Information on our website is not incorporated into this prospectus supplement and should not be relied upon in determining whether to invest in our securities.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus supplement or the accompanying prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

The SEC allows us to “incorporate by reference” documents we file with the SEC into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus supplement. Any statement in

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this prospectus supplement or incorporated by reference into this prospectus supplement shall be automatically modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference into this prospectus supplement the documents listed below and all documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and until all of the securities to which this prospectus supplement relates are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 12, 2008;

•	our Definitive Proxy Statement on Schedule 14A filed on April 8, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 filed on May 12, 2008 and August 11, 2008, respectively;

•

our Current Reports on Form 8-K filed on January 2, 2008, March 14, 2008, April 1, 2008, May 14, 2008, June 4, 2008, June 25, 2008, July 2, 2008, July 18, 2008, August 14, 2008 and September 16, 2008 and on Form 8-K/A filed on November 2, 2007 and April 11, 2008; and

•

the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on June 12, 2006, including any amendments or reports filed for the purpose of updating the description.

Copies of the documents referred to in this prospectus supplement and all documents incorporated by reference herein (other than the exhibits to such documents unless the exhibits are specifically incorporated herein by reference in the documents that this prospectus supplement incorporate by reference) may be obtained at no cost to the requester upon written or oral request to:

VeraSun Energy Corporation

100 22nd Avenue

Brookings, SD 57006

(605) 696-7200

Attention: Corporate Secretary

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. In particular, statements that we make regarding future events and developments and our future performance, including the effects of market corn prices, extraction of corn oil from distillers grains, the expected completion of our facilities currently under construction, expectations concerning our recent acquisition of US BioEnergy Corporation (“US BioEnergy”) and expectations concerning our ability to finance our business as well as other statements of management’s expectations, anticipations, beliefs, plans, intentions, targets, estimates, or projections and similar expressions relating to the future, are forward-looking statements within the meaning of these laws. Forward-looking statements in some cases can be identified by their being preceded by, followed by or containing words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” and other similar expressions. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. We disclaim any duty to update any forward-looking statements.

Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements include the risk factors discussed under the heading “Risk Factors” and the following:

•	the volatility and uncertainty of corn, natural gas, ethanol, unleaded gasoline and other commodities prices;

•	our ability to generate sufficient liquidity to fund our operations, debt service requirements and capital expenditures;

•	the results of our hedging transactions and other risk mitigation strategies;

•	risk of potential goodwill and other intangible impairment;

•	operational disruptions at our facilities;

•	the effects of vigorous competition and excess capacity in the industries in which we operate;

•	the costs and business risks associated with developing new products and entering new markets;

•	the development of infrastructure related to the sale and distribution of ethanol;

•	the effects of other mergers and consolidations in the biofuels industry and unexpected announcements or developments from others in the biofuels industry;

•	the uncertainties related to our acquisitions of US BioEnergy, ASA OpCo Holdings, LLC and other businesses, including our ability to achieve the expected benefits from these acquisitions;

•	the impact of new, emerging and competing technologies on our business;

•	the possibility of one or more of the markets in which we compete being impacted by political, legal and regulatory changes or other external factors over which we have no control;

•	changes in or elimination of governmental laws, credits, tariffs, trade or other controls or enforcement practices;

•	the impact of any potential Renewable Fuel Standards waiver;

•	our ability to comply with various environmental, health, and safety laws and regulations;

•	the success of our marketing and sales efforts;

•	our reliance on key management personnel;

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•	limitations and restrictions contained in the instruments and agreements governing our indebtedness;

•	our ability to raise additional capital and secure additional financing;

•	the volatility of the market price of our stock;

•	our ability to implement additional financial and management controls, reporting systems and procedures and continue to comply with Section 404 of the Sarbanes-Oxley Act, as amended; and

•	other factors described elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated in this prospectus supplement and the accompanying prospectus by reference.

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SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in our common stock discussed in “Risk Factors” below and in the incorporated documents.

As used in this prospectus supplement, unless the context otherwise requires, “VeraSun,” “the Company,” “we,” “our,” and “us” refer to VeraSun Energy Corporation and its consolidated subsidiaries.

Overview

We are the largest ethanol producer in the world, according to data from the Renewable Fuel Association, or RFA, and our estimates. Our production capacity of more than 1.4 billion gallons per year represents approximately 14% of U.S. ethanol production capacity as of September 5, 2008, according to RFA data and our estimates. We own and operate 14 ethanol production facilities, all designed by ICM Group and built by Fagen, Inc. and located in proximity to corn supply. We have two additional ethanol production facilities completed or under construction with a combined annual production capacity of 220 million gallons per year, or MMGY: our facility in Welcome, Minnesota, where we have delayed start-up, and our facility in Janesville, Minnesota, where we expect to complete construction by the end of 2008.

We focus primarily on the production and sale of ethanol and its co-products, such as distillers grains, a protein supplement used for livestock feed. We market our ethanol primarily as gasoline blendstock to major refiners and blenders in strategic U.S. markets. We also market some of our ethanol as VE85™, a branded fuel consisting of up to 85% ethanol. Most of our facilities are designed to accommodate unit train shipments of our ethanol, which reduces our transportation costs and delivery times. We market our distillers grains to a diverse base of agricultural users in North America, Latin America and Asia. In the six months ended June 30, 2008, we produced approximately 398.3 million gallons of fuel ethanol and 1.3 million tons of distillers grains.

We are implementing a process for extracting corn oil from distillers grains for sale to the biodiesel industry. We plan to complete the installation of corn oil extraction equipment at our Aurora, South Dakota facility in 2009. See page S-15 of this prospectus supplement for information on risks associated with our activities relating to corn oil extraction. We also plan to broaden the scope and efficiency of our marketing and distribution capabilities by investing in infrastructure, such as adding ethanol blending terminals or unit train unloading capabilities in certain strategic markets. We are also evaluating the benefits of deploying cellulosic technologies in the ethanol production process and have taken a strategic stake in SunEthanol, a development-stage cellulosic ethanol company.

As an industry leader, we play an active role in the renewable fuels industry by working with automakers, fuel distributors, trade associations and consumers to increase the demand for ethanol. To address the increasing demand for our product, we have grown our company from a single facility in 2003 by developing four additional facilities, located in Fort Dodge, Charles City, Hartley and Welcome. In addition, we have acquired eleven facilities via two strategic transactions. On August 17, 2007, we acquired all of the equity interests in ASA OpCo Holdings, LLC, or ASA Holdings, from ASAlliances Biofuels, LLC. Through this transaction, which we refer to in this prospectus supplement as the ASA Acquisition, we acquired three ethanol production facilities, located in Linden, Indiana; Albion, Nebraska; and Bloomingburg, Ohio. On April 1, 2008, we completed our acquisition of US BioEnergy. Through this transaction, which we refer to in this prospectus supplement as the US BioEnergy Merger, we acquired five operating ethanol production facilities, located in Albert City, Iowa; Woodbury, Michigan; Central City and Ord, Nebraska; and Marion, South Dakota, and three facilities under construction, located in Hankinson, North Dakota; Dyersville, Iowa; and Janesville, Minnesota. The Hankinson, North Dakota facility became operational on July 21, 2008, and the Dyersville, Iowa facility became operational on September 4, 2008.

For the six months ended June 30, 2008, our total ethanol volume sold, revenues, net income and EBITDA were 521.6 million gallons, $1,531.6 million, $31.5 million and $105.5 million, respectively. For a reconciliation of net income to EBITDA, see footnote 7 under “—Summary Financial and Other Data.”

The following table provides an overview of our facilities in operation and under construction as of the date of this prospectus supplement. Our facilities utilize dry-milling technology, a production process that results in increased ethanol yield and reduced capital costs compared to wet-milling technology, and natural gas as their primary energy source. See “Business—Supply of Ethanol.”

Facility	Location	Year of first production or expected first production	Existing or planned annual ethanol capacity (in millions of gallons)***
Aurora	Aurora, South Dakota	2003 (expansion 2005)	120
Central City	Platte Valley, Nebraska	2004	100
Fort Dodge	Fort Dodge, Iowa	2005	110
Woodbury	Woodbury, Michigan	2006	50
Albert City	Albert City, Iowa	2006	110
Charles City	Charles City, Iowa	2007	110
Ord	Ord, Nebraska	2007	50
Linden	Linden, Indiana	2007	110
Albion	Albion, Nebraska	2007	110
Marion	Marion, South Dakota	2008	110
Bloomingburg	Bloomingburg, Ohio	2008	110
Hankinson	Hankinson, North Dakota	2008	110
Hartley	Hartley, Iowa	2008	110
Dyersville	Dyersville, Iowa	2008	110

Sub-total: Facilities in operation			1,420

Welcome*	Welcome, Minnesota	2008	110
Janesville**	Janesville, Minnesota	2008	110

Total: All facilities			1,640

*	Completed June 2008; first production expected in fourth quarter of 2008. We expect to fund start-up costs of the Welcome facility with cash on hand, cash flow from operations and a portion of the net proceeds from this offering.
**	Under construction; first production expected in fourth quarter of 2008. We expect to fund the remaining construction and start-up costs for the Janesville facility with existing project financing and credit lines.
***	We have designated a “nameplate” production capacity for each of our ethanol production facilities. Generally, we determine the nameplate capacity of a facility upon completing construction of the facility, upon completing an expansion of the facility or the acquisition of the facility. The nameplate capacity for each facility represents our estimate of the production capacity of that facility at the time, based on the capacity specified in the applicable design-build agreement or other construction agreement for the plant, our experience operating the plant or similar plants, environmental or other regulatory constraints and other applicable factors. The nameplate capacity of our facilities may not be comparable to the capacity our competitors report as nameplate capacity for their facilities.

Recent Developments

We historically have employed short financial positions to hedge our physical purchases of corn. In July 2008, after corn prices had risen from approximately $6.00 per bushel at the end of May 2008 to almost $8.00 per bushel due to extraordinary weather conditions in the Midwest and broader commodity market trends, we chose to exit our short financial positions in corn to mitigate what we considered to be unacceptable margin exposure in our futures positions. Upon termination of these short financial positions, we effectively priced our corresponding physical purchases of corn at the then-current market price, which proved to be significantly higher than today’s market prices for corn. In addition, based on market forecasts that corn prices would continue to rise, we entered into a number of “accumulator” contracts relative to corn requirements for the third and fourth quarters that, in each case, allowed us to purchase a specified volume of corn at prices below then-prevailing market rates, but also required us to purchase that same volume of corn (in addition to the initial purchase) at one or more lower prices per bushel should market prices decline to or below those lower levels over the duration of the contract. Shortly thereafter, corn prices commenced a sharp decline from almost $8.00 per bushel to a low of under $5.00 per bushel in mid-August 2008. As a result, we were required under the accumulator contracts to purchase additional amounts of corn at prices that proved to be higher than prevailing market prices. As a result of these various hedge positions, as well as the difficult operating environment, we expect to record average corn prices of between $6.75 and $7.00 per bushel during the third quarter of 2008.

As of August 29, 2008, the prevailing price of ethanol in the New York Harbor (the destination and pricing point for a significant share of our shipments) averaged between $2.35 and $2.45 per gallon. Should we price the remainder of our ethanol sales at these levels, we would expect our average ethanol selling price for the third quarter of 2008 to be between $2.45 and $2.55 per gallon.

Based on these assumptions, and excluding the impact of other factors, we would expect to incur a net loss for the third quarter of 2008 in the range of between $63 million ($0.40 per share) and $103 million ($0.65 per share).

Based on our current production capacity of 355 million gallons of ethanol per quarter, we believe that a $0.10 per gallon change in ethanol prices (holding other factors, including corn costs, constant) for a full quarter would result in an increase or decrease in our quarterly pre-tax income by approximately $35.5 million and that a $0.10 per bushel change in corn costs (holding other factors, including ethanol prices, constant) for a full quarter would result in an increase or decrease in our quarterly pre-tax income by approximately $12.7 million, assuming full exposure to the spot market in both commodities. To the extent ethanol price movements continue to correlate with those of corn prices in the near term, this should mitigate the impact of volatility in either commodity on our financial results. We do not currently maintain any material hedging arrangements with respect to corn or any of our other key inputs or ethanol. See “Risk Factors—Risks Relating to Our Business and Operations—The spread between ethanol and corn prices can vary significantly, and a sustained narrow spread, or any further reduction in the spread, would adversely affect our results of operations and financial position.”

Corn and ethanol prices have been volatile and are affected by numerous factors beyond our control. Fluctuations in corn and/or ethanol prices could cause our actual results to differ materially from those described above. For additional information on these and other factors that may cause our results to differ materially from those described above, see “Forward-Looking Statements” and “Risk Factors,” including “Risk Factors—Risks Relating to Our Business and Operations—Our goodwill could become impaired and write-downs of the value of such goodwill may be required” (the range of net loss described above does not include the impact of any non-cash goodwill or long-lived asset impairment charge that we may determine is necessary).

Company Information

VeraSun Energy Corporation was incorporated in South Dakota as the successor to a business organized in 2001. Our principal executive offices are located at 100 22nd Avenue, Brookings, South Dakota 57006 and our telephone number is (605) 696-7200. Our Internet address is http://www.verasun.com. Information contained on, or that can be accessed through, our web site is not part of this prospectus supplement.

THE OFFERING

Common stock offered by us	20,000,000 shares

Overallotment option	3,000,000 shares

Directed shares	At the request of VeraSun, the underwriters have reserved for sale, at the public offering price, up to $25.0 million of the shares offered in this prospectus supplement for several of our current shareholders, including Donald L. Endres, our chief executive officer, Ron Fagen (who may purchase the shares directly or through an affiliate) and CHS Inc. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Each of these persons has entered into the lock-up agreement described in “Underwriting.”

Common stock to be outstanding after this offering	178,663,823 shares, or 181,663,823 shares if the underwriters’ overallotment option is exercised in full

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Dividend policy	We expect to retain all of our earnings to finance the expansion and development of our business, and we have not paid, and we currently have no plans to pay, cash dividends to our shareholders. Certain of the agreements governing our outstanding indebtedness restrict, and our future debt agreements may restrict, our ability to pay dividends.

New York Stock Exchange symbol	VSE

Certain United States federal income tax considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our common stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders of Common Stock.”

Risk factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

Transfer agent and registrar	Wells Fargo Shareowner Services

The number of shares of our common stock to be outstanding after this offering is based on 158,663,823 shares outstanding as of August 29, 2008 and excludes shares of common stock issuable upon the exercise of outstanding options and warrants and shares of common stock reserved for issuance under our stock incentive plans.

Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise by the underwriters of their overallotment option.

SUMMARY FINANCIAL AND OTHER DATA

The following tables present our summary consolidated financial and operating data and unaudited condensed combined pro forma financial data as of the dates and for the periods indicated. The summary consolidated statement of operations data and other financial data for each of the years ended December 31, 2007, 2006 and 2005 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated statement of operations and other financial data for the six months ended June 30, 2008 and 2007 have been derived from our unaudited quarterly consolidated financial statements incorporated by reference into this prospectus supplement. Pro forma results for the year ended December 31, 2007 and for the six months ended June 30, 2008 give effect to the ASA Acquisition and the US BioEnergy Merger as if such transactions had occurred on January 1, 2007. See the unaudited condensed combined pro forma financial statements and the accompanying notes included in the filings incorporated by reference into this prospectus supplement.

The following tables should be read in conjunction with, and are qualified by reference to, the unaudited condensed combined pro forma financial statements and the accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes, in each case included in the filings incorporated by reference into this prospectus supplement.

	Six Months Ended June 30,			Years Ended December 31,
	2008 Pro Forma	2008	2007	2007 Pro Forma	2007	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Statement of operations data:(1)
Total revenues (including incentive income)	$1,740,527	$1,531,642	$314,066	$1,484,554	$848,281	$557,817	$236,359
Cost of goods sold	1,609,386	1,424,570	272,337	1,330,811	752,382	365,139	200,823

Gross profit	131,141	107,072	41,729	153,743	95,899	192,678	35,536
Selling, general and administrative expenses	45,683	36,388	19,931	95,736	42,480	41,060	11,874

Operating income	85,458	70,684	21,798	58,007	53,419	151,618	23,662

Other income (expense):
Interest expense(2)	(26,719)	(26,314)	(7,931)	(51,747)	(33,376)	(37,871)	(7,609)
Other interest expense, loss on extinguishment of debt	—	—	—	—	—	—	(15,744)
Interest income	2,311	1,548	8,907	18,298	16,855	13,618	448
Other	(5,488)	714	32	639	57	2,712	17

	(29,896)	(24,052)	1,008	(32,810)	(16,464)	(21,541)	(22,888)

Income before income taxes and minority interest	55,562	46,632	22,806	25,197	36,955	130,077	774
Income tax provision	20,618	15,175	7,982	9,120	10,348	54,350	582

Income before minority interest	34,944	31,457	14,824	16,077	26,607	75,727	192
Minority interest in net loss of subsidiary	13	6	—	79	—	—	61

Net income	$34,957	$31,463	$14,824	$16,156	$26,607	$75,727	$253

Other financial data:
Working capital		$281,877	$461,969		$227,653	$384,067	$61,551
Capital expenditures(3)		188,857	129,551		481,859	131,329	87,095
Net cash provided by (used in) operating activities		(38,712)	24,122		39,047	97,264	(2,515)
Net cash used in investing activities		(116,093)	(379,263)		(676,884)	(110,515)	(212,049)
Net cash provided by financing activities		72,304	451,520		498,630	233,686	233,982

	Six Months Ended June 30,				Years Ended December 31,
	2008 Pro Forma	2008	2007	2007 Pro Forma	2007	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except where stated)
Other non-GAAP financial performance data:
EBITDA(4)(7)	$122,378	$105,468	$36,817	$125,986	$90,359	$177,615	$29,880

Operating data:
Ethanol sold (gallons in thousands)		521,563	123,579		353,133	224,520	126,346
Average gross price of ethanol sold (dollars per gallon)(5)		$2.49	$2.15		$1.99	$2.18	$1.59
Average corn cost (dollars per bushel)		$5.14	$3.77		$3.60	$2.16	$2.12
Average natural gas cost (dollars per MMBTU)		$10.48	$7.85		$7.16	$8.39	$9.12
Average dry distiller grains price (dollars per ton)		$131.01	$92.79		$104.81	$86.00	$87.00

Balance sheet data:
Cash and cash equivalents		$28,441	$265,068		$110,942	$250,149	$29,714
Short-term investments		—	149,360		43,175	67,900	—
Restricted cash		14,777	—		—	44,267	124,750
Property and equipment, net		2,480,822	493,277		1,251,612	301,720	179,683
Total assets		3,452,985	1,325,499		1,863,506	794,497	405,129
Total debt(6)		1,511,036	660,000		908,492	210,000	210,000
Total equity		1,535,863	539,434		755,731	506,431	144,918

(1)	Statement of operations data reflect the financial impact of operations of our Aurora facility, which commenced operations in December 2003, our Fort Dodge facility, which commenced operations in October 2005, our Charles City facility, which commenced operations in April 2007, our Linden facility, which commenced operations in August 2007, our Albion facility, which commenced operations in October 2007, and our Bloomingburg facility, which commenced operations in March 2008.
(2)	Interest expense includes changes in the fair value of a put warrant of $19,670 for the year ended December 31, 2006 and $2,809 for the year ended December 31, 2005.
(3)	Capital expenditures in 2007 and 2006 include $44.3 million and $88.4 million, respectively, spent from escrowed cash (including interest income) for construction of our Charles City, Iowa facility.
(4)	We believe that earnings before interest expense, income tax provision, depreciation and amortization, or EBITDA, is useful to investors and management in evaluating our operating performance in relation to other companies in our industry because the calculation of EBITDA generally eliminates the effects of financings and income taxes, which items may vary for different companies for reasons unrelated to overall operating performance. EBITDA is not a measure of financial performance under Generally Accepted Accounting Principles, or GAAP, and should not be considered an alternative to net income, or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA are:

•	EBITDA does not reflect our cash used for capital expenditures;
•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for replacements;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;
•	EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
•	EBITDA includes non-recurring payments to us which are reflected in other income.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to service our debt or to invest in the growth of our business. We compensate for these limitations by relying on our GAAP results as well as on our EBITDA. Management uses EBITDA as a measure of our performance.

(5)	Average gross price of ethanol sold (dollars per gallon) does not include freight, commissions or other related costs, but does include related hedging gains or losses.

(6)

Total debt is shown before unaccreted discount of $63.2 million and $3.2 million at June 30, 2008 and 2007, respectively, and $3.0 million, $1.1 million and $1.3 million at December 31, 2007, 2006 and 2005, respectively. Total debt at June 30, 2008 consists of $450.0 million under the 9 3/ 8% senior notes due 2017, $210.0 million under the 9 7/8% senior secured notes due 2012, $266.8 million under the ASA Holdings senior credit facility, $429.3 million under the AgStar term and construction loans, $40.5 million under the UBS credit agreement due 2011, $90.0 million under a construction loan related to our Marion plant, $12.7 million in seasonal revolving loans, $3.2 million in community redevelopment revenue bonds, a $5.0 million tax increment revenue note, $2.5 million in capital lease obligations and $1.0 million of other long-term debt.

(7)	The following table reconciles our EBITDA to net income for each period presented:

	Six Months Ended June 30,				Years Ended December 31,
	2008 Pro Forma	2008	2007	2007 Pro Forma	2007	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Net income	$34,957	$31,463	$14,824	$16,156	$26,607	$75,727	$253
Depreciation and amortization	40,084	32,516	6,080	48,963	20,028	9,667	5,692
Interest expense	26,719	26,314	7,931	51,747	33,376	37,871	23,353
Income tax provision	20,618	15,175	7,982	9,120	10,348	54,350	582

EBITDA	$122,378	$105,468	$36,817	$125,986	$90,359	$177,615	$29,880

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking Statements” where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. The risks below should be considered along with the other information included or incorporated by reference into this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to Our Business and Operations

Our results of operations, financial position and business are highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies, so our results could fluctuate substantially.

Our results are substantially dependent on commodity prices, especially prices for corn, natural gas, ethanol and unleaded gasoline. As a result of the volatility of the prices for these items, our results may fluctuate substantially and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply ethanol or purchase corn, natural gas or other items or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial risks. See “We engage in hedging transactions and other risk mitigation strategies that could harm our results of operations.”

Our business is highly sensitive to corn prices and we generally cannot pass on increases in corn prices to our customers.

Corn is the principal raw material used to produce ethanol and dry and wet distillers grains. As a result, changes in the price of corn can significantly affect our business. Rising corn prices result in higher cost of ethanol and distillers grains. Because ethanol competes with non-corn-based fuels, we generally are unable to pass along increased corn costs to our customers. At certain levels, corn prices may make ethanol uneconomical to use in fuel markets. Corn costs constituted approximately 67.3% of our total cost of manufactured goods sold for the six months ended June 30, 2008, compared to 59.6% for the six months ended June 30, 2007. Over the ten-year period from 1998 through 2007, corn prices (based on the Chicago Board of Trade, or the CBOT, daily futures data) ranged from a low of $1.75 per bushel on August 11, 2000 to a high of $4.55 per bushel on December 31, 2007, with prices averaging $2.42 per bushel during this period.

The biofuels industry has experienced significantly higher corn prices commencing in the fourth quarter of 2006, which have since remained at substantially higher levels than in 2006. In the year ended December 31, 2007, CBOT corn prices ranged from a low of $3.10 per bushel to a high of $4.55 per bushel, with prices averaging $3.73 per bushel. For the first eight months of 2008, CBOT corn prices ranged from a low of $4.63 per bushel on January 2, 2008 to a high of $7.55 per bushel on June 27, 2008, with prices averaging $5.80 per bushel. At September 3, 2008, the CBOT price per bushel of corn for October 2008 delivery was $5.46. These higher corn prices have had, and if they continue they will have, a material adverse effect on our business, results of operations and financial position.

The price of corn is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of corn is difficult to predict. Any event that tends to negatively affect the supply of corn, such as adverse weather or crop disease, could increase corn prices and potentially harm our business. For example, flooding in the midwest region of the United States earlier this year caused a significant increase in corn prices. Increasing domestic ethanol capacity could boost the demand for corn and result in increased corn prices. In 2007, corn bought by ethanol plants represented approximately 18% of the total corn supply for that year according to results reported by the United States Department of Agriculture, or USDA, and this percentage is expected to increase as additional ethanol capacity comes online, rising to more than 30% of the total corn supply by 2009/2010 according to the USDA. In addition, the price any of the companies pay for corn at a facility could increase if an additional ethanol production facility is built in the same general vicinity.

We may also have difficulty, from time to time, in physically sourcing corn on economical terms due to supply shortages. Such a shortage could require us to suspend our operations until corn is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position.

The spread between ethanol and corn prices can vary significantly, and a sustained narrow spread, or any further reduction in the spread, would adversely affect our results of operations and financial position.

Our gross margin depends principally on the spread between ethanol and corn prices. During the five-year period from 2003 through 2007, ethanol prices (based on average U.S. ethanol rack prices from Bloomberg) ranged from a low of $1.11 per gallon to a high of $3.98 per gallon, averaging $1.90 per gallon during this period. For the year ended December 31, 2007, ethanol prices averaged $2.12 per gallon, reaching a high of $2.50 per gallon and a low of $1.69 per gallon (based on the daily closing prices from Bloomberg), and for the eight months ended August 31, 2008, ethanol prices as reported by Bloomberg averaged $2.62 per gallon, reaching a high of $3.08 per gallon and a low of $2.17 per gallon. During the second quarter of 2006, the spread between ethanol and corn prices was at historically high levels, driven in large part by oil companies removing a competitive product, MTBE, from the fuel stream and replacing it with ethanol in a relatively short time period. However, this spread fluctuated widely and has been significantly narrower at times since early 2006. On June 17, 2008, for example, the closing prices reported by Bloomberg for ethanol and corn were $2.73 per gallon and $7.42 per bushel, respectively (corresponding to a spread of $0.08, assuming a yield of 2.8 gallons of ethanol per bushel of corn), compared to $3.98 per gallon and $2.40 per bushel, respectively (corresponding to a spread of $3.12, assuming a yield of 2.8 gallons of ethanol per bushel of corn), on July 5, 2006. Fluctuations are likely to continue to occur. A sustained narrow spread or any further reduction in the spread between ethanol and corn prices, whether as a result of sustained high or increased corn prices or sustained low or decreased ethanol prices, would adversely affect our results of operations and financial position. Further, it is possible that ethanol prices could decline below our marginal cost of production, which could cause us to suspend production of ethanol at some or all of our plants or further delay planned plant start-ups.

Our debt level could negatively impact our financial condition, results of operations and business prospects.

As of June 30, 2008, our total debt was $1,447.8 million (net of unaccreted discount of $63.2 million). Under agreements governing our debt, we may be able to incur a significant amount of additional debt from time to time, including drawing under our credit agreement. If we do so, the risks related to our high level of debt could increase. Specifically, our high level of debt could have important consequences to the holders of our common stock, including the following:

•

requiring the dedication of a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting the ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions;

•	being at a competitive disadvantage against less leveraged competitors;

•	being vulnerable to increases in prevailing interest rates;

•	subjecting all or substantially all of our assets to liens, which means that there may be no assets left for shareholders in the event of a liquidation; and

•

limiting our ability to make business and operational decisions regarding our business and subsidiaries, including, among other things, limiting our ability to pay dividends to our shareholders, make capital improvements, sell or purchase assets or engage in transactions deemed appropriate and in our best interest.

Some of our debt bears interest at variable rates, which creates exposure to interest rate risk. If interest rates increase, our debt service obligations with respect to the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

Should our existing and any new sources of capital be insufficient to meet our cash needs, our business, financial condition and results of operations could be materially adversely affected.

Our principal sources of liquidity have historically consisted of cash provided by operations, cash and cash equivalents on hand and available borrowings under our credit agreements. In addition to funding operations, our principal uses of cash have been, and are expected to be, the construction of new facilities, capital expenditures, acquisitions and debt service requirements. Our liquidity position is significantly influenced by our operating results, which in turn are substantially dependent on commodity prices, especially prices for corn, ethanol, natural gas and unleaded gasoline. As a result, adverse commodity price movements adversely impact our liquidity. For the six months ended June 30, 2008, operating activities used cash of $38.7 million, compared to $24.1 million of cash provided by operating activities for the same period in 2007. The net use of cash for the six months ended June 30, 2008 was driven primarily by an increase in corn costs (net of corn sales) per manufactured gallon of ethanol, which more than doubled the increase in the average price of ethanol sold.

As of July 31, 2008, there were outstanding borrowings of approximately $81.0 million and outstanding letters of credit of approximately $12.3 million, and we had approximately $30.0 million of additional borrowing capacity, under our $125 million UBS revolving credit facility. Our borrowings under this facility fluctuate significantly from day to day depending on, among other things, timing of our payments and receipts. The operations of our major customers located in the Houston, Texas area were significantly disrupted by Hurricane Ike, which struck the Texas coast on September 13, 2008. As a consequence, we are currently experiencing a temporary delay in receipts from these customers, with ethanol receivables, which are included in the borrowing base for the UBS revolving credit facility, having risen from approximately $27 million as of September 8, 2008 to approximately $56 million as of September 16, 2008, an increase of approximately $29 million, which has resulted in an increase in our borrowings under the UBS revolving credit facility and a decrease in additional borrowing capacity under the facility to approximately $6 million as of September 16, 2008. We expect this delay in customer receipts to be resolved promptly. As of July 31, 2008, we had approximately $28.8 million of cash and cash equivalents on hand, of which $3.5 million was available to VeraSun Energy Corporation and its subsidiaries for general corporate purposes and $25.3 million was generally available to fund operations and investments at particular subsidiaries, but was not available to VeraSun Energy Corporation and its other subsidiaries for general corporate purposes. In the fourth quarter of 2008, in addition to cash required to fund operations, we anticipate cash requirements of approximately $55 million for debt service (principal and interest), including approximately $31 million of interest on our outstanding senior notes and senior secured notes, and up to $50 million for capital expenditures, consisting of $25 million to $40 million of construction costs to be funded with existing project financing and up to $10 million of other capital expenditures.

Based on current market conditions, we believe that our existing sources of capital will be sufficient to fund anticipated working capital requirements, capital expenditures, debt service payments and cash required for other activities for at least the next 12 months. However, adverse commodity price movements could result in an increase in the amount of cash used in operating activities, and could therefore impair our ability to meet our liquidity needs. In addition, although we have filed for a federal tax refund of approximately $33 million, we cannot be certain when, or if, we will receive it. If we do not receive the anticipated federal tax refund in the fourth quarter of 2008 (or if the amount of the refund we receive is less than expected), or if we lack the ability to borrow under our credit agreements, we may not be able to meet our liquidity requirements. In light of these circumstances, we have from time to time explored, and expect to continue to explore, opportunities to raise additional capital through various financing arrangements and transactions that may involve the issuance of additional equity or debt securities. There can be no assurance, however, that any such financing arrangements and transactions will be available to us on acceptable terms or at all. Should our existing and any new sources of capital be insufficient to meet our cash needs, our business, financial condition and results of operations could be materially adversely affected.

Our goodwill could become impaired and write-downs of the value of such goodwill may be required.

As of June 30, 2008, we had goodwill of approximately $266.8 million resulting from the US BioEnergy Merger and prior transactions accounted for using the purchase method of accounting. Current accounting rules require that goodwill and indefinite life intangible assets be assessed for impairment annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying amount of a reporting unit exceeds its fair value, then a goodwill impairment test is performed to measure the amount of the impairment loss, if any. The goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as in a business combination. Determining the fair value of the implied goodwill is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge. Estimates of fair value are determined primarily using discounted cash flows and market comparisons. These approaches use significant estimates and assumptions, including projection and timing of future cash flows, discount rates reflecting the risk inherent in future cash flows, perpetual growth rates, determination of appropriate market comparables, and determination of whether a premium or discount should be applied to comparables. Therefore, changes in commodity prices or the price of our stock (which has recently been subject to significant volatility) may impact the goodwill impairment analysis. If our actual results are worse than the plans and estimates used to assess the recoverability of the assets in connection with the US BioEnergy Merger, or previous transactions entered into by us, or our plans and estimates are otherwise incorrect, we could incur impairment charges relating to the goodwill resulting from such transactions, including up to the full amount of such goodwill.

As of April 1, 2008, the day of the completion of the US BioEnergy Merger, we performed an interim impairment test of our long-lived assets, all identifiable intangibles, and goodwill due to events and changes in circumstances that indicated an impairment might have occurred. The major factor deemed by management to have constituted an impairment triggering event was the sustained decrease in our stock price relative to our book value coupled with a significant issuance of common stock in the US BioEnergy Merger. We concluded that no impairment to our long-lived assets, all identifiable intangibles, and goodwill had occurred as of the interim test date. We intend to continue to monitor circumstances and events to determine whether additional interim asset impairment testing is warranted. For example, the issuance of a significant number of additional shares of our common stock at low prices relative to our book value could prompt us to conduct further interim impairment tests. As of June 30, 2008, our book value per share was approximately $9.77. Based on our stock price as of September 15, 2008, the issuance of shares in this offering might trigger the need for an additional impairment test which could result in a non-cash goodwill impairment charge up to the full amount of our goodwill. Additionally, we will complete our annual impairment testing effective October 1, 2008. As a result, and due to extreme corn and crude oil price volatility, tight credit markets, the volatility of our stock price and the resulting decline in our market capitalization and the uncertain economic environment, as well as other uncertainties, we can provide no assurance that a material impairment charge to goodwill, intangible assets and all long lived assets will not occur.

The market for natural gas is subject to conditions that create uncertainty in the price and availability of the natural gas that is used in the ethanol manufacturing process.

We rely upon third parties for our supply of natural gas, which is consumed as fuel in the manufacture of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control, such as weather conditions (including hurricanes), overall economic conditions and foreign and domestic governmental regulation and relations. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Furthermore, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial position. Natural gas costs represented approximately 10.2% of our cost of goods sold for the year ended December 31, 2007, compared to 15.9% for the year ended December 31, 2006, and represented approximately 10.1% of our cost of manufactured goods sold for the six months ended June 30, 2008, compared to 10.6% for the six months ended June 30, 2007. The price fluctuations in natural gas prices over the five-year period from 2003 through 2007, based on the New York Mercantile Exchange, or NYMEX, daily futures data, ranged from a low of $4.20 per MMBTU on September 27, 2006 to a high of $15.38 per MMBTU on December 13, 2005, averaging $6.96 per MMBTU during this period. During the eight months ended August 31, 2008, NYMEX natural gas prices ranged from a low of $7.62 per MMBTU on January 23, 2008 to a high of $13.58 per MMBTU on July 3, 2008. At August 25, 2008, the NYMEX price of natural gas for September 2008 delivery was $7.83 per MMBTU.

Fluctuations in the selling price and production cost of gasoline may reduce our profit margins.

Ethanol is marketed both as an important fuel component to reduce vehicle emissions from gasoline and as an octane enhancer to improve the octane rating of gasoline with which it is blended. As a result, ethanol prices are influenced by the supply and demand for gasoline and our future results of operations and financial position may be materially adversely affected if gasoline demand or prices decrease.

Historically, the price of a gallon of gasoline has been lower than the cost to produce a gallon of ethanol. In addition, some of our sales contracts provide for pricing on an indexed basis, so that the price we receive for products sold under these arrangements is adjusted as gasoline prices change.

The price of distillers grains is affected by the price of other commodity products, such as soybeans, and decreases in the price of these commodities could decrease the price of distillers grains.

Distillers grains compete with other protein-based animal feed products. The price of distillers grains may decrease when the price of competing feed products decrease. The prices of competing animal feed products are based in part on the prices of the commodities from which they are derived. Downward pressure on commodity prices, such as soybeans, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grains. Because the price of distillers grains is not tied to production costs, decreases in the price of distillers grains will result in our generating less revenue and lower profit margins.

We may sell more ethanol than we produce and could be required to purchase ethanol at costs that exceed our selling prices.

In some instances our customers’ demand for ethanol is greater than the number of gallons we are able to produce. At times, we may satisfy our customers’ demand by committing to sell more gallons of ethanol than we produce and those volumes may be substantial. On those occasions, we purchase ethanol from other producers and marketers of ethanol for resale to our customers. Our sales commitments may provide for delivery in future periods. Depending on our expectations of market conditions, we may delay purchasing ethanol required to meet our sales commitments until delivery is required to our customers. We may be unable to secure sufficient quantities of ethanol to satisfy our sales commitments. In addition, the prices we pay for ethanol we purchase could exceed the price we obtain from our customers. Although we may take steps to mitigate quantity and pricing risks associated with ethanol we purchase and resell, there can be no assurance that we will do so or that any such steps will be effective. Our failure to manage such risks could result in operating losses and those losses could be substantial.

Our business is subject to seasonal fluctuations.

Our operating results are influenced by seasonal fluctuations in the price of our primary operating inputs, corn and natural gas, and the price of our primary product, ethanol. In recent years, the spot price of corn tended to rise during the spring planting season in May and June and tended to decrease during the fall harvest in October and November. The price of natural gas, however, tends to move opposite of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, ethanol prices are substantially correlated with the price of unleaded gasoline. The price of unleaded gasoline tends to rise during the summer. Given our limited history and the growth of the industry, it is unclear how these seasonal fluctuations will affect our results over time.

We engage in hedging transactions and other risk mitigation strategies that could harm our results of operations.

In an attempt to partially offset the effects of volatility of ethanol prices and corn and natural gas costs, we enter into contracts to supply a portion of our ethanol production or purchase a portion of our corn or natural gas requirements on a forward basis and also engage in other hedging transactions involving exchange-traded futures contracts for corn, natural gas and unleaded gasoline from time to time. The price of unleaded gasoline also affects the price received for ethanol under indexed contracts entered into by us. The financial statement impact of these activities is dependent upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn and natural gas for which we have futures contracts. Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the price of the commodity underlying the hedging agreement and the actual prices paid or received by us for the physical commodity bought or sold. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position is often settled in the same time frame as the physical commodity is either purchased (corn and natural gas) or sold (ethanol). Hedging losses may be offset by a decreased cash price for corn and natural gas and an increased cash price for ethanol. We also vary the amount of hedging or other risk mitigation strategies we undertake, and we may choose not to engage in hedging transactions at all. As a result, our results of operations and financial position may be adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol or unleaded gasoline.

We may not be able to implement our expansion strategy as planned or at all.

We plan to grow our business by investing in new or existing plants and pursuing other business opportunities.

Additional financing may be necessary to implement these expansion strategies, which may not be accessible or may not be available on acceptable terms. Any expansion may be financed with additional indebtedness or by issuing additional equity securities, which would further dilute shareholders’ interests. In addition, as described below under “—We may be materially and adversely affected by environmental, health and safety laws, regulations and liabilities,” federal and state governmental requirements may substantially increase our costs, which could have a material adverse effect on our results of operations and financial position. Any expansion plans may also result in other unanticipated adverse consequences, such as the diversion of management’s attention from existing operations.

Construction costs associated with expansion may also increase to levels that would make a new plant too expensive to complete or unprofitable to operate. Contractors, engineering firms, construction firms and equipment suppliers also receive requests and orders from other ethanol companies and, therefore, it may become difficult or impossible to secure their services or products on a timely basis or on acceptable financial terms. We may suffer significant delays or cost overruns as a result of a variety of factors, such as shortages of workers or materials, transportation constraints, adverse weather, unforeseen difficulties or labor issues, any of which could prevent commencement of operations as expected at any new facilities.

The expansion strategies also depend on prevailing market conditions for the price of ethanol and the costs of corn and natural gas and expectations of future market conditions. In June 2008, because of market conditions, we delayed the startup of our facilities in Hankinson, North Dakota, Hartley, Iowa and Welcome, Minnesota, and commencement of operations at the Welcome facility remains on hold. Unfavorable market conditions may also result in our not proceeding with construction at other development sites, and we could incur losses associated with our investments in those sites. Construction of our Reynolds facility, for example, has been suspended since October 2007 due to market conditions. If market conditions do not improve as anticipated, we could lose our investment in the Reynolds facility and could incur additional costs associated with terminating various construction contracts.

The significant expansion of ethanol production capacity currently underway in the United States may also impede any expansion strategy. As a result of this expansion within the ethanol industry, we believe that there is increasing competition for suitable sites for ethanol plants, and we may not find suitable sites for construction of new plants or other suitable expansion opportunities. Even if suitable sites or opportunities are identified, we may not be able to secure the services and products from the contractors, engineering firms, construction firms and equipment suppliers necessary to build ethanol plants on a timely basis or on acceptable economic terms.

Accordingly, we may not be able to implement our expansion strategies as planned or at all. We may not find additional appropriate sites for new plants and we may not be able to finance, construct, develop or operate these new or expanded plants successfully.

Acquisitions could be difficult to find and integrate, divert the attention of key personnel, disrupt business, and adversely affect our financial results.

As part of our business strategy, we may consider acquisitions of building sites, production plants, storage or distribution facilities and selected infrastructure. We completed the ASA Acquisition in August 2007 and the US BioEnergy Merger in April 2008. It may be difficult to find additional suitable acquisition opportunities.

Acquisitions involve numerous risks, any of which could harm our business, including:

•

difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses;

•	difficulties in building an ethanol plant on a purchased site, including obtaining zoning, environmental and other required permits;

•	risks relating to environmental hazards on purchased sites;

•	risks relating to acquiring or developing the infrastructure needed for facilities or acquired sites, including access to rail networks;

•	difficulties in supporting and transitioning customers, if any, of the target company or assets;

•	diversion of financial and management resources from existing operations;

•	the purchase price or other devoted resources may exceed the value realized, or the value we could have realized if the purchase price or other resources had been allocated to another opportunity;

•	risks of entering new markets or areas in which we have limited or no experience or are outside our core competencies;

•	potential loss of key employees, customers and strategic alliances from either our current business or the business of the target;

•	assumption of unanticipated problems or latent liabilities, such as problems with the quality of the products of the target; and

•	inability to generate sufficient revenue to offset acquisition costs and development costs.

In particular, we may not successfully integrate the operations of US BioEnergy and ASA Holdings in a timely manner and we may not realize the anticipated benefits or synergies of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risk factors discussed above, our ability to realize these benefits and synergies could be adversely impacted by practical constraints on our ability to combine operations.

We also may pursue acquisitions through joint ventures or partnerships. Partnerships and joint ventures typically involve restrictions on actions that the partnership or joint venture may take without the approval of the partners. These types of provisions may limit our ability to manage a partnership or joint venture in a manner that is in our best interest but is opposed by our other partner or partners.

Future acquisitions may involve the issuance of equity securities as payment or in connection with financing the business or assets acquired, and as a result, could dilute the ownership interests of you. In addition, additional debt and related interest expense may be necessary in order to consummate these transactions, as well as to assume unforeseen liabilities, all of which could have a material adverse effect on our business, results of operations and financial condition. The failure to successfully evaluate and execute acquisitions or joint ventures or otherwise adequately address the risks associated with acquisitions or joint ventures could have a material adverse effect on our business, results of operations and financial condition.

Growth in the sale and distribution of ethanol is dependent on the changes to and expansion of related infrastructure, which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure disruptions.

Substantial development of infrastructure will be required by persons and entities outside of our control for our operations, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

•	additional rail capacity;

•	additional storage facilities for ethanol;

•	increases in truck fleets capable of transporting ethanol within localized markets;

•	expansion of refining and blending facilities to handle ethanol;

•	growth in service stations equipped to handle ethanol fuels; and

•	growth in the fleet of flexible fuel vehicles, or FFVs, capable of using E85 fuel.

The rapid expansion of the ethanol industry currently underway compounds the issues presented by the need to develop and expand ethanol related infrastructure, as the lack of infrastructure prevents the use of ethanol in certain areas where there might otherwise be demand and results in excess ethanol supply in areas with more established ethanol infrastructure, depressing ethanol prices in those areas.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure by us in making the changes to or expansion of infrastructure could hurt the demand or prices for products, impede delivery of products, impose additional costs or otherwise have a material adverse effect on our results of operations or financial position. Our business is dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on our business.

We may not achieve anticipated operating results and our financial position may be adversely affected if we do not successfully develop a corn oil extraction business.

Our anticipated operating results and financial position may depend in part on our ability to develop and operate planned corn oil extraction facilities successfully. We plan to extract corn oil from distillers grains, a co-product of the ethanol production process, and to sell the oil or convert it into biodiesel. We have contracted with Crown Iron Works Company for the purchase of corn oil extraction equipment. Large scale extraction of corn oil from distillers grains, as contemplated, is unproven, and we may not achieve planned operating results. Our operating results and financial position will be affected by events or conditions associated with the development, operation and cost of the planned corn oil extraction equipment, including:

•

the outcome of negotiations with government agencies, vendors, customers or others, including, for example, our ability to negotiate favorable contracts with customers, or the development of reliable markets;

•	changes in development and operating conditions and costs, including costs of services, equipment and construction;

•	unforeseen technological difficulties, including problems that may delay startup or interrupt production or that may lead to unexpected downtime, or construction delays;

•	corn prices and other market conditions, including competition from other producers of corn oil;

•	government regulation; and

•	development of transportation, storage and distribution infrastructure supporting the facilities and the biodiesel industry generally.

We have a limited operating history and business may not be as successful as envisioned.

We began our business in 2001, and our operating facilities have less than five years of commercial operations. Accordingly, we have a limited operating history from which you can evaluate our business and prospects. In addition, our prospects must be considered in light of the risks and uncertainties encountered by a company with limited operating history in rapidly evolving markets, such as the ethanol market, where supply and demand may change significantly in a short amount of time. Some of these risks relate to our potential inability to:

•	effectively manage business and operations;

•	effectively integrate acquired businesses;

•	successfully execute plans to sell ethanol directly to customers;

•	recruit and retain key personnel;

•	successfully maintain a low-cost structure through the expansion of scale in business;

•	manage rapid growth in personnel and operations;

•	develop new products that complement existing business; and

•	successfully address the other risks described throughout this prospectus supplement.

If we cannot successfully address these risks, our business and our results of operations and financial position may suffer.

New plants under construction or decreases in the demand for ethanol may result in excess production capacity in the ethanol industry, which may cause the price of ethanol and/or distillers grains to decrease.

According to the RFA and company estimates, domestic ethanol production capacity has increased from 2.3 BGY as of January 2002 to approximately 10.0 BGY as of September 5, 2008, with additional production capacity of approximately 3.7 BGY under construction. The ethanol industry in the United States now consists of approximately 170 production facilities. Excess capacity in the ethanol industry would have an adverse effect on our results of operations, cash flows and financial position. In a manufacturing industry with excess capacity, producers have an incentive to manufacture additional products for so long as the price exceeds the marginal cost of production (i.e., the cost of producing only the next unit, without regard for interest, overhead or fixed costs). This incentive could result in the reduction of the market price of ethanol to a level that is inadequate to generate sufficient cash flow to cover costs.

Excess capacity may also result from decreases in the demand for ethanol, which could result from a number of factors, including, but not limited to, regulatory developments and reduced U.S. gasoline consumption. Reduced gasoline consumption could occur as a result of increased prices for gasoline or crude oil, which could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage or acquire hybrid vehicles.

In addition, because ethanol production produces distillers grains as a co-product, increased ethanol production will also lead to increased supplies of distillers grains. An increase in the supply of distillers grains, without corresponding increases in demand, could lead to lower prices or an inability to sell our distillers grains production. A decline in the price of distillers grains or the distillers grains market generally could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to compete effectively in our industry.

In the United States, there is competition with other corn processors, ethanol producers and refiners, including Archer Daniels Midland Company (“ADM”), POET, LLC (“POET”), Hawkeye Renewables, LLC (“Hawkeye”), Aventine Renewable Energy Holdings, Inc (“AVR”), and Cargill Incorporated (“Cargill”). As of September 5, 2008, the top five producers accounted for approximately 42% of the ethanol production capacity in the United States according to the RFA and company estimates. A number of our competitors are divisions of substantially larger enterprises and have substantially greater financial resources than we do. Smaller competitors also pose a threat. Farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors have been able to compete successfully in the ethanol industry. These smaller competitors operate smaller facilities that do not affect the local price of corn grown in the proximity of the facility as much as larger facilities do. In addition, many of these smaller competitors are farmer-owned and often require their farmer-owners to commit to selling them a certain amount of corn as a requirement of ownership. Most new ethanol plants under development across the country are individually owned.

In addition to domestic competition, we also face increasing competition from international suppliers. Currently there is a $0.54 per gallon tariff on foreign produced ethanol which is scheduled to expire January 1, 2009. If this tariff is not renewed, competition from international suppliers would increase. Ethanol imports equivalent up to 7% of total domestic production in any given year from various countries were exempted from this tariff under the Caribbean Basin Initiative to spur economic development in Central America and the Caribbean. Currently, international suppliers, such as Brazil, produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than ours.

Any increase in domestic or foreign competition could cause us to reduce our prices and take other steps to compete effectively, which could adversely affect our results of operations and financial position.

Our competitive position, financial position and results of operations may be adversely affected by technological advances and our efforts to anticipate and employ such technological advances may prove unsuccessful.

The development and implementation of new technologies may result in a significant reduction in the costs of ethanol production. For instance, any technological advances in the efficiency or cost to produce ethanol from inexpensive, cellulosic sources such as wheat, oat or barley straw could have an adverse effect on our business, because our facilities are designed to produce ethanol from corn, which is, by comparison, a raw material with other high value uses. We do not predict when new technologies may become available, the rate of acceptance of new technologies by competitors or the costs associated with new technologies. In addition, advances in the development of alternatives to ethanol could significantly reduce demand for or eliminate the need for ethanol.

We plan to invest over time on projects and companies engaged in research, development and commercialization of processes for conversion of cellulosic material to ethanol. These investments will be early- and mid-stage and highly speculative. The use of cost-effective and efficient cellulosic material in the production of ethanol is unproven. There is no assurance when, if ever, commercially viable technology will be developed. Nor can there be any assurance that we can identify suitable investment opportunities, that such development will be the product of any investment we make in this technology and that we will not lose our investments in whole or in part, or that if developed by others it will be available to producers such as us on commercially reasonable terms.

Any advances in technology which require significant unanticipated capital expenditures to remain competitive or which reduce demand or prices for ethanol would have a material adverse effect on our results of operations and financial position.

In addition, alternative fuels, additives and oxygenates are continually under development. Alternative fuel additives that can replace ethanol may be developed, which may decrease the demand for ethanol. It is also possible that technological advances in engine and exhaust system design and performance could reduce the use of oxygenates, which would lower the demand for ethanol, and our business, results of operations and financial condition may be materially adversely affected.

The U.S. ethanol industry is highly dependent upon federal and state legislation and regulation and any changes in legislation or regulation could materially and adversely affect our results of operations and financial position.

The elimination or significant reduction in the blenders’ credit could have a material adverse effect on our results of operations and financial position. The cost of production of ethanol is made significantly more competitive with regular gasoline by federal tax incentives. The federal excise tax incentive program currently allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sell. If the fuel is blended with 10% ethanol, the refiner/marketer pays $0.051 per gallon less tax, which equates to an incentive of $0.51 per gallon of ethanol. The $0.51 per gallon incentive for ethanol is scheduled to be reduced to $0.46 per gallon in 2009 and to expire in 2010. The blenders’ credits could be eliminated or reduced at any time through an act of Congress and may not be renewed in 2010 or may be renewed on different terms. In addition, the blenders’ credits, as well as other federal and state programs benefiting ethanol (such as tariffs), generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and might be the subject of challenges thereunder, in whole or in part.

Ethanol can be imported into the United States duty-free from some countries, which may undermine the ethanol industry in the United States. Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the $0.51 per gallon ethanol incentive that is available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. A special exemption from the tariff exists for ethanol imported from 24 countries in Central America and the Caribbean Islands, which is limited to a total of 7% of U.S. production per year. Imports from the exempted countries may increase as a result of new plants under development. Since production costs for ethanol in these countries are estimated to be significantly less than what they are in the United States, the duty-free import of ethanol through the countries exempted from the tariff may negatively affect the demand for domestic ethanol and the price at which we sell ethanol. Although the $0.54 per gallon tariff has been extended through December 31, 2008, bills were previously introduced in both the U.S. House of Representatives and U.S. Senate to repeal the tariff. We do not know the extent to which the volume of imports would increase or the effect on U.S. prices for ethanol if the tariff is not renewed beyond its current expiration. Any changes in the tariff or exemption from the tariff could have a material adverse effect on our results of operations and our financial position. In addition, the North America Free Trade Agreement, or NAFTA, which entered into force on January 1, 1994, allows Canada and Mexico to export ethanol to the United States duty-free or at a reduced rate. Canada is exempt from duty under the current NAFTA guidelines, while Mexico’s duty rate is $0.10 per gallon.

The effect of the renewable fuel standard (“RFS”) program in the Energy Independence and Security Act signed into law on December 19, 2007 (the “2007 Act”) is uncertain. The mandated minimum level of use of renewable fuels in the RFS under the 2007 Act increased to 9 billion gallons per year in 2008 (from 5.4 billion gallons under the RFS enacted in 2005), further increasing to 36 billion gallons per year in 2022. The 2007 Act also requires the increased use of “advanced” biofuels, which are alternative biofuels produced without using corn starch such as cellulosic ethanol and biomass-based diesel, with 21 billion gallons of the mandated 36 billion gallons of renewable fuel required to come from advanced biofuels by 2022. Required RFS volumes for both general and advanced renewable fuels in years to follow 2022 will be determined by a governmental administrator, in coordination with the U.S. Department of Energy and U.S. Department of Agriculture. Increased competition from other types of biofuels could have a material adverse effect on our results of operations and our financial position. See “Our competitive position, financial position and results of operations may be adversely affected by technological advances and our efforts to anticipate and employ such technological advances may prove unsuccessful.”

The RFS program and the 2007 Act also include provisions allowing “credits” to be granted to fuel producers who blend in their fuel more than the required percentage of renewable fuels in a given year. These credits may be used in subsequent years to satisfy RFS production percentage and volume standards and may be traded to other parties. The accumulation of excess credits could further reduce the impact of the RFS mandate schedule and result in a lower ethanol price or could result in greater fluctuations in demand for ethanol from year to year, both of which could have a material adverse effect on our results of operations and our financial condition.

Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse effect on our results of operations. Under the RFS as passed as part of the Energy Policy Act of 2005, the U.S. Environmental Protection Agency, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. Environmental Protection Agency, or EPA, determines upon the petition of one or more states that implementing the requirements would severely harm the economy or the environment of a state, a region or the United States, or that there is inadequate supply to meet the requirement. In addition, the Energy Independence and Security Act of 2007 allows any other person subject to the requirements of the RFS or the EPA Administrator to file a petition for such a waiver. Any waiver of the RFS with respect to one or more states could adversely offset demand for ethanol and could have a material adverse effect on our results of operations and our financial condition.

Various studies have criticized the efficiency of ethanol in general, and corn-based ethanol in particular, which could lead to the reduction or repeal of incentives and tariffs that promote the use and domestic production of ethanol or otherwise negatively impact public perception and acceptance of ethanol as an alternative fuel.

Although many trade groups, academics and governmental agencies have supported ethanol as a fuel additive that promotes a cleaner environment, others have criticized ethanol production as consuming considerably more energy and emitting more greenhouse gases than other biofuels and as potentially depleting water resources. Other studies have suggested that corn-based ethanol is less efficient than ethanol produced from switchgrass or wheat grain and that it negatively impacts consumers by causing higher prices for dairy, meat and other foodstuffs from livestock that consume corn. If these views gain acceptance, support for existing measures promoting the use and domestic production of corn-based ethanol could decline, leading to a reduction or repeal of these measures. These views could also negatively impact public perception of the ethanol industry and acceptance of ethanol as an alternative fuel.

We may be materially and adversely affected by environmental, health and safety laws, regulations and liabilities.

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of employees. In addition, some of these laws and regulations require our facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. We have not been, and cannot assure you that we will be, at all times in complete compliance with these laws, regulations and permits. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns. In addition, we have made, and will continue to make, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.

We may be liable for the investigation and cleanup of environmental contamination at each of the properties we own, lease or operate and at off-site locations where we arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies or private parties, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require us to expend significant amounts for investigation, cleanup or other costs.

In addition, new laws or regulations, new interpretations of existing laws or regulations, increased governmental enforcement of environmental laws or regulations or other developments could require us to make additional significant expenditures or modify our operations. Continued government and public emphasis on environmental issues could result in increased future investments for environmental controls at our production facilities. Present and future environmental laws and regulations (and related interpretations) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures that could have a material adverse effect on our results of operations and financial position. For example, our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The EPA has promulgated National Emissions Standards for Hazardous Air Pollutants (NESHAPs) under the federal Clean Air Act that could apply to plants that we own or operate if the emissions of hazardous air pollutants exceed certain thresholds. New or expanded plants would be required to comply with these standards upon startup if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards may also limit our operating flexibility. Likewise, federal and state environmental authorities have recently been investigating alleged excess volatile organic compounds and other air emissions from certain U.S. ethanol plants.

The hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. However, losses could be sustained for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on our results of operations and our financial position.

We are dependent on our production facilities, and any operational disruption may result in a reduction of sales volumes, which could cause substantial losses.

Our revenues are derived from the sale of ethanol and the related co-products produced at our facilities. A major accident or damage by severe weather or other natural disasters may cause significant interruptions at such facilities. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in the ethanol industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not be adequate to fully cover the potential operational hazards described above and such insurance may not be renewable on commercially reasonable terms or at all. Moreover, the operation of our plants is subject to various uncertainties, including uncertainties relating to the effectiveness of process improvements designed to achieve increased production capacities. As a result, our plants may not produce ethanol and distillers grains at the levels we expect and our business, results of operations and financial condition may be materially adversely affected.

Disruptions to infrastructure, or in the supply of fuel, natural gas or water, could materially and adversely affect our business.

Our business depends on the continuing availability of rail, road, port, storage and distribution infrastructure. Any disruptions in this infrastructure network, whether caused by labor difficulties, earthquakes, storms, other natural disasters, human error or malfeasance or other reasons, could have a material adverse effect on our business. We rely upon third-parties to maintain the rail lines from their plants to the national rail network, and any failure on these third parties’ part to maintain the lines could impede the delivery of products, impose additional costs and could have a material adverse effect on our business, results of operations and financial condition.

We also depend on the continuing availability of raw materials, including fuel and natural gas. The production of ethanol, from the planting of corn to the distribution of ethanol to refiners, is highly energy-intensive. Significant amounts of fuel and natural gas are required for the growing, fertilizing and harvesting of corn, as well as for the fermentation, distillation and transportation of ethanol and the drying of distillers grains. A serious disruption in supplies of fuel or natural gas, including as a result of delivery curtailments to industrial customers due to extremely cold weather, or significant increases in the prices of fuel or natural gas, could significantly reduce the availability of raw materials at our plants, increase production costs and could have a material adverse effect on our business, results of operations and financial condition.

Our ethanol plants also require a significant and uninterrupted supply of water of suitable quality to operate. If there is an interruption in the supply of water for any reason, one or more plants may be required to halt production. If production is halted at one or more of these plants for an extended period of time, it could have a material adverse effect on our business, results of operations and financial condition.

Our operating results may suffer if our direct and indirect marketing and sales efforts are not effective.

On March 31, 2007, we terminated our agreements with Aventine Renewable Energy, Inc. (“Aventine”) regarding the marketing and sale of our ethanol. We currently market and sell ethanol directly to customers, except for the ethanol produced at the facilities acquired in the ASA Acquisition and our Marion facility. In connection with this activity, we have established our own marketing, transportation and storage infrastructure. We lease tanker railcars and have contracted with storage depots near our customers and at our strategic locations for efficient delivery of our finished ethanol product. We have also hired a marketing and sales force, as well as logistical and other operational personnel to staff our distribution activities. The marketing, sales, distribution, transportation, storage or administrative efforts we have implemented may not achieve results comparable to those achieved by marketing through Aventine. Any failure to successfully execute these efforts would have a material adverse effect on our results of operations and financial position. Our financial results also may be adversely affected by our need to establish inventory in storage locations to facilitate this transition.

Further, ethanol produced at certain of our facilities is or will be marketed by Cargill under agreements that remained in place after closing of the ASA Acquisition and by ADM under an agreement that remained in place after the US BioEnergy Merger. We also compete with Cargill and ADM for sales of ethanol and distillers grains. Our direct marketing and sales efforts may be less efficient as a result of the marketing relationships with Cargill and ADM.

We are dependent upon our officers for management and direction, and the loss of any of these persons could adversely affect our operations and results.

We are dependent upon our officers for the implementation of our expansion strategy and execution of our business plan. The loss of any of these officers could have a material adverse effect upon our results of operations and our financial position. We do not have employment agreements with our officers or other key personnel. In addition, we do not maintain “key person” life insurance for any of our officers. The loss of any of these officers could delay or prevent the achievement of our business objectives.

Competition for qualified personnel in the ethanol industry is intense and we may not be able to hire and retain qualified personnel to operate our ethanol plants.

Our success depends, in part, on our ability to attract and retain competent personnel. For each of our plants, qualified managers, engineers, operations and other personnel must be hired, which can be challenging in a rural community. Competition for both managers and plant employees in the ethanol industry is intense, and we may not be able to attract and retain qualified personnel. If we are unable to hire and retain productive and competent personnel, our expansion strategy may be adversely affected, the amount of ethanol we produce may decrease and we may not be able to efficiently operate our ethanol plants and execute our business strategy.

Operations at our new facilities and additional planned facilities are subject to various uncertainties, which may cause them to not achieve results comparable to existing operational plants.

New plants and additional planned facilities will be subject to various uncertainties as to their ability to produce ethanol and co-products as planned, including the potential for failures of key equipment. Such a failure during test operations delayed the startup process at our Fort Dodge facility, which is now operating at full capacity, in the fall of 2005. Due to these uncertainties, the results of new facilities or additional planned facilities may not be comparable to those of existing operational plants.

We are a holding company, and there are limitations on our ability to receive distributions from our subsidiaries.

We conduct all of our operations through subsidiaries and are dependent upon dividends or other intercompany transfers of funds from our subsidiaries to meet our obligations. Generally, creditors of a subsidiary will have a claim to the assets and earnings of that subsidiary that is superior to the claims of the creditors of its parent company, except to the extent the claims of the parent’s creditors are guaranteed by that subsidiary. In addition, the ability of our subsidiaries to pay dividends and to make payments to us may be restricted by, among other things, applicable corporate and other laws and regulations and agreements of the subsidiaries. Specifically, the ASA Holdings Senior Credit Facility and certain of US BioEnergy’s credit agreements limit the ability of our restricted subsidiaries to make payments to us and our other subsidiaries. As of June 30, 2008, our condensed consolidated balance sheet included approximately $1,047,000,000 of net assets that, subject to limitations under the applicable financing arrangements, would generally be available to fund operations and investments at a particular subsidiary, but would not be available to VeraSun Energy Corporation and its other subsidiaries for general corporate purposes.

Actions of third parties may result in a default or mandatory prepayments under the ASA Holdings Senior Credit Facility.

The ASA Holdings Senior Credit Facility contains customary events of default and also includes events of default based on certain actions by Fagen, Inc., the design-builder of the Linden, Albion and Bloomingburg facilities controlled by Ron Fagen, the beneficial owner of approximately 8.4% of our outstanding common stock as of August 29, 2008, Cargill, and other third parties that provide goods and services to the facilities, including actions that are unrelated to the construction and operation of the facilities. In particular, the failure of any such third parties to pay specified indebtedness or the entry of material judgments with respect to any such third party, in each case that could reasonably be expected to result in a material adverse effect relating to the applicable borrower, the ability of any such third party to perform its obligations under the applicable project documents or the rights and remedies of the applicable lenders, or the occurrence of an insolvency event with respect to any such third party or the material breach by any such third party of its agreements relating to the facilities would constitute an event of default under the ASA Holdings Senior Credit Facility. The parties to the ASA Holdings Senior Credit Facility have no control over such third parties and could experience an event of default with no ability to cure the default. In that event, the lenders could demand payment of all indebtedness outstanding under the ASA Holdings Senior Credit Facility under circumstances where alternative financing may be unavailable or available on unfavorable terms. If the parties to the ASA Holdings Senior Credit Facility were unable to obtain alternative financing to pay the ASA Holdings Senior Credit Facility, the lenders could foreclose on the Linden, Albion, and Bloomingburg facilities and our investment in those facilities could be lost. The parties to the ASA Holdings Senior Credit Facility also may be required to make mandatory prepayments under this credit agreement if the Volumetric Ethanol Excise Tax Credit expires or is scheduled to expire less than eighteen months after July 1, 2009.

We do not own or control some of the assets we depend on to operate our business.

We depend on Cargill and its subsidiaries for various services at the ethanol production facilities we acquired in the ASA Acquisition, including corn procurement, the marketing and sale of ethanol and distillers grains produced at the facilities and risk management. As a result, our results of operations and financial position may be adversely affected if Cargill does not perform these services in an efficient manner.

We are subject to financial reporting and other requirements, for which our accounting, internal audit and other management systems and resources may not be adequately prepared. We have experienced material weaknesses in our internal controls in previous years.

We are subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires annual management assessment of the effectiveness of a company’s internal controls over financial reporting and a report by its independent registered public accounting firm addressing the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational, internal audit and accounting resources. If we are unable to meet these demands in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to us could be impaired. Any failure to maintain effective internal controls could have a material adverse effect on our business, results of operations and financial condition.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2006, we identified several material weaknesses, which have since been remediated, in our internal control over financial reporting relating to inadequate monitoring of accounting recognition matters and significant accounting estimates, including derivative financial instruments and income taxes, and deficiencies in our financial closing process. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that results in a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected on a timely basis. We or our auditors have also from time to time identified significant deficiencies in our internal control over financial reporting. Such deficiencies include deficiencies, identified initially in connection with the audit of our consolidated financial statements for the year ended December 31, 2007, relating to documentation and review of complex or non-routine transactions affecting, among other things, capitalized interest computations, and to construction in progress and accounts payable cut-off. A “significant deficiency” is a deficiency, or a combination of deficiencies in internal control over financial reporting, that is less severe than a material weakness, yet is important enough to merit attention by those responsible for oversight of the company’s financial reporting. While we have remediated the material weaknesses previously identified and have taken steps to address the significant deficiencies, we cannot assure you that we will have no future deficiencies or weaknesses in our internal controls over financial reporting.

Any failure to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

In order to be successful, we must retain and motivate key employees and failure to do so could seriously harm us.

In order to be successful, we must retain and motivate executives and other key employees. Our employees may experience uncertainty about their future roles with us until or after our post-merger strategies are announced or executed. These circumstances may adversely affect our ability to retain key personnel. We also must continue to motivate employees and keep them focused on our strategies and goals, which may be particularly difficult due to the distractions of integrating the operations of US BioEnergy.

If we are unable to manage growth profitably, our business and financial results could suffer.

Our future financial results will depend in part on our ability to profitably manage our core businesses, including any growth that we may be able to achieve. Since our incorporation, we have engaged in the identification of, and competition for, growth and expansion opportunities. In order to achieve those initiatives, we will need to maintain existing customers and attract new customers, recruit, train, retain and effectively manage employees, as well as expand operations, customer support and financial control systems. If we are unable to manage our businesses profitably, including any growth that we may be able to achieve, our business and financial results could suffer.

Risks Relating to Our Common Stock

Certain of our shareholders exert significant influence over us. Their interests may not coincide with ours or the interests of our other shareholders, and these certain shareholders may make decisions with which we or our other shareholders may disagree.

As of August 29, 2008, our executive officers and directors as a group, including Donald L. Endres, our chief executive officer, beneficially owned approximately 22.6% of our outstanding common stock. Together with other affiliates, insiders, including Mr. Endres, Ron Fagen and CHS Inc. (“CHS”), owned approximately 39.5% of our outstanding common stock. As discussed under “Underwriting—Directed Shares,” at our request the underwriters have reserved for sale up to $25.0 million of the shares offered in this prospectus supplement for several of our current shareholders, including Mr. Endres, Mr. Fagen (who may purchase the shares directly or through an affiliate) and CHS. Assuming the purchase of all such reserved shares by Mr. Endres, Mr. Fagen and CHS at an assumed public offering price of $4.92 per share (the closing price on September 15, 2008), after the completion of this offering insiders would own approximately 38.9% of our outstanding common stock. These shareholders, acting individually or together, could significantly influence our management and affairs and all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us and might affect the market price of our common stock. In addition, the sale or prospect of a sale of a substantial number of the shares could have an adverse effect on the market price of our common stock.

The interests of these shareholders may not coincide with our interests or the interests of our other shareholders. For instance, Fagen, Inc., the leading builder of ethanol plants in the United States, which is owned and controlled by Ron Fagen, has invested and may continue to invest in a number of other ethanol producers. As a result of these and other potential conflicting interests, these existing shareholders may make decisions with respect to us with which we or our other shareholders may disagree.

Our common stock price has been volatile and you may lose all or part of your investment.

The market price of our common stock has fluctuated significantly since our initial public offering. Future fluctuations could be based on various factors in addition to those otherwise described in this prospectus supplement and the documents incorporated by reference in this prospectus supplement, including:

•	our operating performance and the performance of our competitors;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings estimates or recommendations by research analysts who follow us or other companies in our industry;

•	variations in general economic conditions;

•	registration rights granted by us with respect to shares of our common stock;

•	the number of shares that are publicly traded;

•	actions of our existing shareholders, including sales of common stock by our directors and executive officers;

•	the arrival or departure of key personnel; and

•	other developments affecting us, our industry or our competitors.

In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company or its performance, and those fluctuations could materially reduce our common stock price.

Provisions in our charter documents and South Dakota law may delay or prevent our acquisition by a third party.

Our articles of incorporation, as amended, our bylaws, as amended, and South Dakota law contain several provisions that may make it substantially more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions include cumulative voting, a classified board, blank check preferred stock and the control share and business combination provisions of the South Dakota Domestic Public Corporation Takeover Act. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders receiving a premium over the market price for their common stock.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

The issuance of additional equity securities or securities convertible into or exercisable for equity securities would result in dilution of then-existing shareholders’ equity interests in us. We may issue shares to raise capital, as acquisition consideration, as employee incentives or compensation, and for other corporate purposes. Our board of directors has the authority to issue, without vote or action of shareholders, up to 350,000,000 shares of common stock and 25,000,000 shares of preferred stock, of which 158,663,823 shares of common stock were outstanding as of August 29, 2008. We issued approximately 64.8 million shares of our common stock in connection with the US BioEnergy Merger. These shares represented approximately 40% of our outstanding shares immediately after the merger. We may issue preferred stock in one or more series, and the board of directors has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock.

Future sale of shares of our common stock in the public market could depress our stock price.

We cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. We registered for offer and sale under the Securities Act approximately 64.8 million shares of our common stock in the US BioEnergy Merger. As a result, these shares are eligible for resale in the public market without restriction, subject to certain Rule 144 restrictions applicable to affiliates of VeraSun, and subject to lock-up agreements with our principal shareholder and the principal shareholders of US BioEnergy covering approximately 39,705,186 shares of our common stock and expiring September 29, 2008 and to the lock-up agreement described in “Underwriting.” In addition, we have an effective S-8 registration statement under the Securities Act pursuant to which we have registered 10,000,000 shares of the common stock issuable under our 2003 Stock Incentive Plan and we have filed an S-8 registration statement registering those shares of our common stock necessary for conversion of US BioEnergy stock options and restricted stock awards. As a result, shares issued under our 2003 Stock Incentive Plan covered by the S-8 registration statement, and shares that we registered from the US BioEnergy stock plans, will be eligible for resale in the public market without restriction, subject to certain Rule 144 limitations applicable to affiliates of VeraSun. If our shareholders sell substantial amounts of our common stock in the public market, or if there is a perception that these sales may occur, the market price of our common stock could decline.

Under the terms of the shareholders agreements entered into concurrently with the US BioEnergy merger agreement, until September 29, 2008, Donald L. Endres, in his capacity as our shareholder, and certain principal shareholders of US BioEnergy who received our common stock in the US BioEnergy Merger and who, together with Mr. Endres, in the aggregate own a significant percentage of our common stock, will be limited in their ability to sell an amount of such shares equal to approximately 25% of the total number of shares of our common stock outstanding. A significant portion of these shares is held by persons that will also be subject to a lock-up agreement with the underwriters for this offering and will thus be subject to sale restrictions until 60 days after this offering. However, upon the expiration of the lock-up period or periods applicable to any of these shares, such shares will become eligible for sale. Sales of a substantial number of these shares in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline and could impair the ability of our shareholders to sell their shares of our common stock in the amounts and at such times and prices as they may desire. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

If we are or become a United States real property holding corporation, non-U.S. holders may be subject to U.S. federal income tax (including withholding tax) in connection with the disposition of our shares, and U.S. holders selling our shares may be required to certify as to their status in order to avoid withholding.

Although we believe that we are not currently a “United States real property holding corporation” within the meaning of the Internal Revenue Code of 1986, as amended, or the Code, and do not expect to become a United States real property holding corporation, no assurances can be made in this regard.

A non-U.S. holder of our common stock not otherwise subject to U.S. federal income tax on gain from the sale or other disposition of our common stock may nevertheless be subject to U.S. federal income tax with respect to such sale or other disposition if we are a United States real property holding corporation or have been a United States real property holding corporation at any time within the five-year period preceding the disposition (or the non-U.S. holder’s holding period if shorter). Generally, we will be a United States real property holding corporation if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations.

Certain non-U.S. holders of our common stock may be eligible for an exception to the forgoing general rule if our common stock is regularly traded on an established securities market during the calendar year in which the sale or disposition occurs and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the five-year period preceding the disposition (or the non-U.S. holder’s holding period if shorter) (the “5% exception”). If we are a United States real property holding corporation during the relevant time period, and the 5% exception does not apply, the buyer or other transferee of our common stock will generally be required to withhold tax at the rate of 10% on the sales price, unless the transferor furnishes an affidavit certifying that it is not a foreign person in the manner and form specified in the applicable U.S. Treasury regulations. See “Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders of Common Stock.”

We will have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We will have broad discretion in the application of the net proceeds of this offering. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. We may not invest the proceeds of this offering effectively or in a manner that yields a favorable or any return and, consequently, this could result in financial losses that could have a material and adverse effect on our business and cause the price of our common stock to decline.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriters’ discounts and estimated offering expenses of approximately $            , will be approximately $             (or approximately $             if the underwriters exercise their overallotment option in full). We intend to use the net proceeds from this offering for general corporate purposes. Pending such use, we intend to use approximately half of the net proceeds to pay down outstanding borrowings under our revolving credit facility with affiliates of UBS Securities LLC. See “Underwriting.” As of June 30, 2008, the average interest rate under this credit facility was 6.5%. We will have significant discretion in the use of any net proceeds.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Shares of our common stock are listed on the New York Stock Exchange under the symbol “VSE.” The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low sales prices of shares of our common stock. We have not paid any dividends.

	VeraSun Energy Corporation Common Stock
	High	Low
Year Ended December 31, 2006
Second Quarter	$30.75	$24.10
Third Quarter	$28.10	$15.87
Fourth Quarter	$25.88	$15.08
Year Ended December 31, 2007
First Quarter	$21.06	$15.12
Second Quarter	$21.47	$12.90
Third Quarter	$16.93	$10.41
Fourth Quarter	$17.75	$9.60
Year Ending December 31, 2008
First Quarter	$16.04	$5.66
Second Quarter	$8.80	$3.75
Third Quarter (through September 15, 2008)	$8.48	$3.83

On September 15, 2008, the closing price of our common stock was $4.92. As of August 29, 2008 there were approximately 765 shareholders of record of our common stock. We believe the number of beneficial owners is substantially greater than the number of record holders because a large portion of our outstanding common stock is held of record in broker “street names” for the benefit of individual investors. As of August 29, 2008, there were 158,663,823 shares outstanding.

We expect to retain all of our earnings to finance the expansion and development of our business, and we have not paid, and we currently have no plans to pay, cash dividends to our shareholders. Certain of the agreements governing our outstanding indebtedness restrict, and our future debt agreements may restrict, our ability to pay dividends.

CAPITALIZATION

The following sets forth our unaudited consolidated cash and cash equivalents and capitalization as of June 30, 2008:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) our issuance and sale of 20,000,000 shares of common stock in this offering at an assumed public offering price of $4.92 per share (the closing price on September 15, 2008) and (ii) the deduction of estimated underwriting discounts and offering expenses payable by us. See “Use of Proceeds.”

You should read the following information in conjunction with the information included elsewhere in this prospectus supplement and other historical and pro forma financial information included or incorporated by reference in this prospectus supplement.

	As of June 30, 2008
	Actual	As Adjusted
	(unaudited) (in thousands)
Cash and cash equivalents	$28,441	$121,480

Long-term debt, including current portion:*
9 7/8% Senior Secured Notes due 2012, before unaccreted discount	$210,000	$210,000
9 3/8% Senior Notes due 2017, before unaccreted discount	450,000	450,000
Senior credit facility	266,750	266,750
AgStar credit facilities including revolver loans	435,059	435,059
UBS credit agreement due 2011	40,500	40,500
Other debt**	108,727	108,727

Total long-term debt, including current portion*	1,511,036	1,511,036

Shareholders’ equity:
Preferred stock, $0.01 par value; authorized 25,000,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value; authorized 350,000,000 shares; 157,145,552 shares issued and outstanding; 177,145,552 issued and outstanding as adjusted	1,571	1,771
Additional paid-in capital	1,386,633	1,479,472
Retained earnings	147,659	147,659

Total shareholders’ equity	1,535,863	1,628,902

Total capitalization	$3,046,899	$3,139,938

*	Includes $51.1 million in current maturities of long-term debt.

**	Consists of a $90 million term loan relating to construction of our Marion, South Dakota facility; $7 million under a seasonal revolving line of credit relating to the Marion facility; a $5 million tax increment revenue note; approximately $3.2 million of community redevelopment revenue bonds; approximately $2.5 million in capital lease obligations and approximately $1.0 million of other debt.

As of August 29, 2008, we had 158,663,823 shares of common stock issued and outstanding.

Our available capacity under the $125 million UBS credit agreement is subject to a borrowing base formula based on eligible inventory and receivables, minus certain reserves. At July 31, 2008, the borrowing base was approximately $123.3 million, and we had borrowed approximately $81.0 million under the UBS credit agreement. In addition, letters of credit in an aggregate amount of $12.3 million were outstanding under the UBS credit agreement as of July 31, 2008. As a result, we had approximately $30.0 million of borrowing capacity under the UBS credit agreement at July 31, 2008. Our borrowings under the UBS credit agreement fluctuate significantly from day to day depending on, among other things, timing of our payments and receipts. The operations of our major customers located in the Houston, Texas area were significantly disrupted by Hurricane

Ike, which struck the Texas coast on September 13, 2008. As a consequence, we are currently experiencing a temporary delay in receipts from these customers, with ethanol receivables, which are included in the borrowing base for the UBS credit agreement, having risen from approximately $27 million as of September 8, 2008 to approximately $56 million as of September 16, 2008, an increase of approximately $29 million, which has resulted in an increase in our borrowings under the UBS credit agreement and a decrease in additional borrowing capacity under the UBS credit agreement to approximately $6 million as of September 16, 2008. We expect this delay in customer receipts to be resolved promptly. As of July 31, 2008, we had approximately $28.8 million of cash and cash equivalents on hand, of which $3.5 million was available to VeraSun Energy Corporation and its subsidiaries for general corporate purposes and $25.3 million was generally available to fund operations and investments at particular subsidiaries, but was not available to VeraSun Energy Corporation and its other subsidiaries for general corporate purposes. See “Risk Factors—Risks Relating to Our Business and Operations—Should our existing and any new sources of capital be insufficient to meet our cash needs, our business, financial condition and results of operations could be materially adversely affected.”

The following table sets forth our cash and cash equivalents, restricted cash and borrowing availability under certain borrowing arrangements as of June 30 and July 31, 2008 and, in each case as of July 31, 2008, the portion thereof available to VeraSun Energy Corporation and its subsidiaries for general corporate purposes. The remaining portion of cash and cash equivalents as of July 31, 2008 would generally be available to fund operations and investments at a particular subsidiary, but would not be available to VeraSun Energy Corporation and its other subsidiaries for general corporate purposes.

	As of June 30, 2008	As of July 31, 2008	Portion of July 31, 2008 Amount Available to VeraSun Generally
	(unaudited)
	(in millions)
Cash and cash equivalents	$28.4	$28.8	$3.5
Restricted cash	14.8	14.8	—

	43.2	43.6	3.5
Revolver availability:
UBS credit agreement due 2011	52.2	30.0	30.0
AgStar revolver loans	20.8	20.1	—

	73.0	50.1	30.0

Subtotal	116.2	93.7	33.5
AgStar construction loans	89.3	69.3	—

Total	$205.5	$163.0	$33.5

In addition, on September 5, 2008, we filed for a federal tax refund of approximately $33 million, which we currently expect to receive in the fourth quarter of 2008. In the fourth quarter of 2008, in addition to cash required to fund operations, we anticipate cash requirements of approximately $55 million for debt service (principal and interest), including approximately $31 million of interest on our outstanding senior notes and senior secured notes, and up to $50 million for capital expenditures, consisting of $25 million to $40 million of construction costs to be funded with existing project financing and up to $10 million of other capital expenditures. See “Risk Factors—Risks Relating to Our Business and Operations—Should our existing and any new sources of capital be insufficient to meet our cash needs, our business, financial condition and results of operations could be materially adversely affected.”

BUSINESS

VeraSun is the largest ethanol producer in the world based on production capacity, according to data from the RFA and our estimates. Our production capacity of more than 1.4 billion gallons per year represents approximately 14% of U.S. ethanol production capacity as of September 5, 2008, according to RFA data and our estimates. We own and operate 14 ethanol production facilities, all designed by ICM Group and built by Fagen, Inc. and located in proximity to corn supply. We have two additional ethanol production facilities completed or under construction with a combined annual production capacity of 220 MMGY: our facility in Welcome, Minnesota, where we have delayed start-up, and our facility in Janesville, Minnesota, where we expect to complete construction by the end of 2008. We also broke ground on a facility in Reynolds, Indiana in April 2007. However, in October 2007, we suspended construction of the Reynolds facility due to market conditions. We expect to resume construction at Reynolds as more favorable market conditions return.

Ethanol is a type of alcohol produced in the United States, principally from corn. Ethanol is primarily used as a blend component in the U.S. gasoline fuel market, which approximated 142 billion gallons in 2007 according to the Energy Information Administration, or EIA. Refiners and marketers have historically blended ethanol with gasoline to increase octane and reduce tailpipe emissions. The ethanol industry has grown significantly over the last few years, expanding production capacity at a compounded annual growth rate of approximately 22% from 2000 to 2007. We believe the ethanol market will continue to grow as a result of ethanol’s cleaner burning characteristics (as compared to gasoline), a shortage of domestic petroleum refining capacity, geopolitical concerns, and federally mandated renewable fuel usage. We also believe that E85, a fuel blend composed of 85% ethanol, may become increasingly important as an alternative to unleaded gasoline.

We focus primarily on the production and sale of ethanol and its co-products, such as distillers grains, a protein supplement used for livestock feed. We market our ethanol primarily as gasoline blendstock to major refiners and blenders in strategic U.S. markets. We also market some of our ethanol as VE85™, a branded fuel consisting of up to 85% ethanol. Most of our facilities are designed to accommodate unit train shipments of our ethanol, which reduces our transportation costs and delivery times. We market our distillers grains to a diverse base of agricultural users in North America, Latin America and Asia. In the six months ended June 30, 2008, we produced approximately 398.3 million gallons of fuel ethanol and 1.3 million tons of distillers grains.

We are implementing a process for extracting corn oil from distillers grains for sale to the biodiesel industry. We plan to complete the installation of corn oil extraction equipment at our Aurora, South Dakota facility in 2009. See “Risk Factors—Risks Relating to Our Business and Operations—We may not achieve anticipated operating results and our financial position may be adversely affected if we do not successfully develop a corn oil extraction business.” We also plan to broaden the scope and efficiency of our marketing and distribution capabilities by investing in infrastructure, such as adding ethanol blending terminals or unit train unloading capabilities in certain strategic markets. We are also evaluating the benefits of deploying cellulosic technologies in the ethanol production process and have taken a strategic stake in SunEthanol, a development-stage cellulosic ethanol company.

As an industry leader, we play an active role in the renewable fuels industry by working with automakers, fuel distributors, trade associations and consumers to increase the demand for ethanol. To address the increasing demand for our product, we have grown our company from a single facility in 2003 by developing four additional facilities, located in Fort Dodge, Charles City, Hartley and Welcome. In addition, we have acquired eleven facilities via two strategic transactions. On August 17, 2007, through the ASA Acquisition, we acquired three ethanol production facilities, located in Linden, Indiana; Albion, Nebraska; and Bloomingburg, Ohio. On April 1, 2008, through the US BioEnergy Merger, we acquired five operating ethanol production facilities, located in Albert City, Iowa; Woodbury, Michigan; Central City and Ord, Nebraska; and Marion, South Dakota, and three facilities under construction, located in Hankinson, North Dakota; Dyersville, Iowa; and Janesville, Minnesota. The Hankinson, North Dakota facility became operational on July 21, 2008, and the Dyersville, Iowa facility became operational on September 4, 2008.

For the six months ended June 30, 2008, our total ethanol volume sold, revenues, net income and EBITDA were 521.6 million gallons, $1,531.6 million, $31.5 million and $105.5 million, respectively. For a reconciliation of net income to EBITDA, see footnote 7 under “Summary—Summary Financial and Other Data.”

The table below provides an overview of our ethanol production facilities in operation and under construction as of the date of this prospectus supplement. Our facilities utilize dry-milling technology, a production process that results in increased ethanol yield and reduced capital costs compared to wet-milling technology, and natural gas as their primary energy source.

Facility	Location	Year of first production or expected first production	Existing or planned annual ethanol capacity (in millions of gallons)***
Aurora	Aurora, South Dakota	2003 (expansion 2005)	120
Central City	Platte Valley, Nebraska	2004	100
Fort Dodge	Fort Dodge, Iowa	2005	110
Woodbury	Woodbury, Michigan	2006	50
Albert City	Albert City, Iowa	2006	110
Charles City	Charles City, Iowa	2007	110
Ord	Ord, Nebraska	2007	50
Linden	Linden, Indiana	2007	110
Albion	Albion, Nebraska	2007	110
Marion	Marion, South Dakota	2008	110
Bloomingburg	Bloomingburg, Ohio	2008	110
Hankinson	Hankinson, North Dakota	2008	110
Hartley	Hartley, Iowa	2008	110
Dyersville	Dyersville, Iowa	2008	110

Sub-total: Facilities in operation			1,420

Welcome*	Welcome, Minnesota	2008	110
Janesville**	Janesville, Minnesota	2008	110

Total: All facilities			1,640

*	Completed June 2008; first production expected in fourth quarter of 2008. We expect to fund start-up costs of the Welcome facility with cash on hand, cash flow from operations and a portion of the net proceeds from this offering.
**	Under construction; first production expected in fourth quarter of 2008. We expect to fund the remaining construction and start-up costs for the Janesville facility with existing project financing and credit lines.
***	We have designated a “nameplate” production capacity for each of our ethanol production facilities. Generally, we determine the nameplate capacity of a facility upon completing construction of the facility, upon completing an expansion of the facility or the acquisition of the facility. The nameplate capacity for each facility represents our estimate of the production capacity of that facility at the time, based on the capacity specified in the applicable design-build agreement or other construction agreement for the plant, our experience operating the plant or similar plants, environmental or other regulatory constraints and other applicable factors. The nameplate capacity of our facilities may not be comparable to the capacity our competitors report as nameplate capacity for their facilities.

Our facilities are designed to operate on a continuous basis and use current dry-milling technology, a production process that results in increased ethanol yield and reduced capital costs compared to wet-milling facilities. In addition to producing ethanol, we produce and sell wet and dry distillers grains as ethanol co-products, which serve to partially offset our corn costs.

Demand for Ethanol

We believe the ethanol market will grow as a result of a shortage of domestic petroleum refining capacity; geopolitical concerns; and federally-mandated renewable fuel usage. We also believe that E85 may become increasingly important over time as an alternative to unleaded gasoline.

Shortage of domestic petroleum refining capacity

While the number of operable U.S. petroleum refineries has decreased from 324 in 1981 to 149 in 2007, according to the EIA, domestic demand has increased 24.7% over the same period. Because ethanol is blended with gasoline after the refining process, it directly increases domestic fuel capacity. We believe that domestic fuel refining shortages will result in greater demand for ethanol.

Geopolitical concerns

The United States is increasingly dependent on foreign oil. According to the EIA, crude oil imports represented 65.3% of the U.S. crude oil supply for the six months ended June 30, 2008 and are estimated to rise by almost 10% by 2030. Political unrest and attacks on oil infrastructure in the major oil producing nations, particularly in the Middle East, have periodically disrupted the flow of oil. Fears of terrorist attacks have added a “risk premium” to world oil prices. At the same time, developing nations such as China and India have increased their demand for oil. As a result, world oil prices topped $100 per barrel at times in 2007 and in June 2008 exceeded $140 per barrel, declining to approximately $110 per barrel on September 2, 2008. We expect oil prices to remain high. As a domestic renewable source of energy, ethanol reduces the United States’ dependence on foreign oil by increasing the availability of domestic fuel supplies.

Renewable Fuels Standard

In August 2005, President Bush signed the Energy Policy Act establishing the Renewable Fuels Standard, (“RFS”), which eliminated the mandated use of oxygenates in reformulated gasoline and mandated annual use of 7.5 billion gallons per year, (“BGY”), of renewable fuels in the U.S. fuel supply by the year 2012. In December 2007, President Bush signed the Energy Independence and Security Act (the “2007 Act”), which increased the mandated minimum level of use of renewable fuels in the RFS to 9.0 billion gallons per year in 2008 (from 5.4 billion gallons under the RFS enacted in 2005), further increasing to 36 billion gallons per year in 2022. The 2007 Act also requires the increased use of “advanced” biofuels, which are alternative biofuels produced without using corn starch such as cellulosic ethanol and biomass-based diesel, with 21 billion gallons of the mandated 36 billion gallons of renewable fuel required to come from advanced biofuels by 2022. Required RFS volumes for both general and advanced renewable fuels in years to follow 2022 will be determined by a governmental administrator, in coordination with the U.S. Department of Energy and U.S Department of Agriculture.

We expect this mandate to result in a significant increase in ethanol demand, and we believe the actual use of ethanol and other renewable fuels will surpass the mandated requirements. The revised RFS minimum volumes and additional legislation that we believe affects the demand for ethanol, including the federal tax incentive program, are discussed below under “Legislation.”

Supply of Ethanol

Production in the ethanol industry remains fragmented. According to the RFA, domestic ethanol production capacity increased from 1.7 billion gallons in 1999 to more than 8.1 billion gallons in 2007. As of September 5, 2008, the top five producers accounted for approximately 42% of the ethanol production capacity in the U.S., according to RFA data and our estimates. The remaining production was generated by more than 125 smaller producers and farmer-owned cooperatives, many with production of 50 MMGY or less. Since a typical ethanol facility can be constructed in approximately 18-24 months from groundbreaking to operation, the industry is able to forecast capacity additions for up to 18 months in the future. As of September 5, 2008, ethanol facilities with capacity of an aggregate of an additional 3.7 BGY were under construction, according to RFA data and our estimates. The potential increase in ethanol production capacity could have an adverse impact on our business. See “Risk Factors—Risks Relating to Our Business and Operations—New plants under construction or decreases in the demand for ethanol may result in excess production capacity in the ethanol industry, which may cause the price of ethanol and/or distillers grains to decrease.”

Although the ethanol industry continues to explore production technologies employing various feedstocks, such as biomass, corn-based production technologies remain the most practical and provide the lowest operating risks. Consequently, most U.S. ethanol is produced from corn grown in Illinois, Iowa, Minnesota, Nebraska, Indiana, Ohio, Missouri and South Dakota, where corn is abundant. In addition to corn, the production process employs natural gas or, in some cases, coal to power the facility and to dry distillers grains. Proximity to sufficient low-cost corn and natural gas supply, therefore, provides a key competitive advantage for ethanol producers.

Ethanol is typically either produced by a dry-milling or wet-milling process. Although the two processes have numerous technical differences, the primary operating trade-off of the wet-milling process is a higher co-product yield in exchange for a lower ethanol yield. Dry-milling ethanol production facilities constitute the substantial majority of new ethanol production facilities constructed in the past five years because of the increased efficiencies and lower capital costs of dry-milling technology. Dry-mill ethanol facilities typically produce between five and 50 MMGY, with newer dry-mill facilities, like ours, producing over 100 MMGY and generally enjoying economies of scale in both construction and operating costs per gallon. The largest ethanol production facilities are wet-mill facilities that have capacities of 200 to 300 MMGY. According to the RFA, 82% of the ethanol production capacity is generated from dry-mill facilities, with only 18% from wet-mill facilities.

Over half of total U.S. ethanol production is consumed in the east- and west-coast markets, primarily as a result of the stricter air quality requirements in large parts of those markets. The primary means of transporting ethanol from the Midwest to the coasts is by rail. As a result, adequate access to rail transportation is a key consideration for locating ethanol production facilities. Increases in rail transportation costs, such as the fuel surcharges imposed by train operators due to rising oil prices, will drive up our operating costs. A producer’s ability to form unit trains, consisting entirely of ethanol tank cars from one facility, allows for reduced transportation costs and faster delivery times. The movement of ethanol via pipeline is limited as a result of the tendency of ethanol to absorb water and other impurities found in the pipelines, logistical limitations of existing pipelines and limited volumes of ethanol that need to be transported. Barges and trucks are also used in ethanol transportation.

Ethanol Production Process

In the dry-mill process of converting corn into ethanol, each bushel of corn yields approximately 2.8 gallons of ethanol and approximately 18 pounds of distillers grains. This process is described below.

1.	The corn kernels are first ground into a flour, or “meal,” and mixed with water in cookers to form slurry, called “mash.”

2.	In the cooking system, the action of heat liquefies the starch in the corn, and enzymes are added to break down the starch to fermentable sugars.

3.	The cooked mash is then cooled and pumped to the fermenters where yeast is added. The action of the yeast converts the sugars in the mash into ethanol.

4.	The fermented mash is pumped to the distillation system where the ethanol is separated from the non-fermentable solids (the stillage), and water is removed to concentrate the ethanol to a strength of 190-proof (95% ethanol).

5.	The ethanol is further concentrated in a molecular sieve dehydrator to a strength of 200-proof (99+% ethanol), to produce fuel-grade ethanol which is then denatured (rendered unfit for human consumption) with gasoline and transferred to storage tanks.

6.	The stillage from the distillation system is sent through a centrifuge that separates the coarse grain from the solubles. The solubles are then concentrated in an evaporator system. The resulting material, condensed distillers solubles or “syrup,” is mixed with the coarse grain from the centrifuge and then dried to produce dried distillers grains with solubles (“DDGS”) a high quality, nutritious livestock feed. Some of the distillers grains may bypass the final drying stage and be sold as wet distillers grains with solubles, (“WDGS”).

Ethanol Co-Products

Dried distillers grain with solubles

A co-product of dry-mill ethanol production, DDGS is a high-protein and high-energy animal feed that is sold primarily as an ingredient in beef and dairy cattle rations. DDGS consists of the concentrated nutrients (protein, fat, fiber, vitamins and minerals) remaining after starch in corn is converted to ethanol. Over 85% of DDGS is fed to dairy cattle because it contains high quality “by-pass protein,” which improves milk production economics. It is also used in beef and, to a lesser extent, swine, poultry and other livestock feed.

Our facilities utilize the latest DDGS production technology and produce high quality, or “golden,” DDGS, which commands a premium over products from older plants. Golden DDGS has higher concentration of nutrients and is more easily digested than other products.

Wet distillers grains with solubles

WDGS is similar to DDGS except that the final drying stage is bypassed and the product is sold as a wet feed containing 35% to 50% dry matter, as compared to DDGS which contains about 90% dry matter. WDGS is an excellent livestock feed due to increased palatability in rations that need additional moisture. The product is sold locally because of the higher cost of transporting the product to distant markets and the potential for WDGS to deteriorate in quality if transported over long distances.

Corn oil

Corn oil can be produced as a co-product of ethanol production by installing equipment to separate the oil from the distillers grains during the production process. Corn oil can be sold as an animal feed and commands higher prices than DDGS. It can also be used to produce biodiesel, an alternative fuel that can be used in diesel engines with petroleum diesel to lower emissions and improve lubricity. We have conducted research and testing on extracting corn oil during the ethanol production process and using it to produce biodiesel. We have commenced installation of corn oil extraction equipment at our Aurora facility and are planning to install this equipment at two other facilities.

Overview of Raw Material Supply, Pricing and Hedging

We may seek to mitigate our exposure to commodity price fluctuations by purchasing forward a portion of our corn requirements on a fixed price basis and by purchasing corn and natural gas futures contracts. To mitigate ethanol price risk, we may sell a portion of our production forward under fixed price and indexed contracts. The indexed contracts are typically referenced to a futures contract such as unleaded gasoline on the New York Mercantile Exchange, or NYMEX, and we may hedge a portion of the price risk associated with index contracts by selling exchange-traded unleaded gasoline contracts. Although we are not currently actively hedging our exposure to corn price fluctuations, we believe our strategy of managing exposure to commodity price fluctuations will reduce somewhat the volatility of our results.

As part of the ASA Acquisition, we acquired the Linden, Albion and Bloomingburg facilities subject to long-term agreements with Cargill under which Cargill is responsible for supplying all corn and natural gas to the facilities and providing commodities risk management services. Generally, these agreements have ten year terms, except the corn supply agreement which has a twenty year term, and provide for the purchase and sale of commodities and products between the parties at market prices, and the payment of specified fees to Cargill.

Corn procurement and hedging strategy

We generally employ the following corn procurement methods and related hedging strategies:

•	we purchase corn through spot cash, fixed-price forward and delayed pricing contracts; and

•

we have from time to time used, and we may in the future use, hedging positions in the corn futures market to manage the risk of excessive corn price fluctuations for a portion of our corn requirements.

For our spot purchases, we post daily corn bids so that corn producers can sell to us on a spot basis. Our fixed-price forward contracts specify the amount of corn, the price and the time period over which the corn is to be delivered. These forward contracts are at fixed prices based on CBOT prices. The parameters of these contracts are based on the local supply and demand situation and the seasonality of the price. For delayed pricing contracts, producers will deliver corn to the plant, but the pricing for that corn and the related payment will occur at a later date.

We may buy futures positions on the CBOT to hedge a portion of our exposure to corn price risk. In addition, most of our facilities have significant corn storage capacity. To help protect against potential supply disruptions, we generally maintain inventories of corn at each of our facilities. This corn inventory ranges generally from 10 to 30 days of supply, depending on the time of year, the current market price for corn and other factors.

Extraordinary volatility in commodity prices during the third quarter of 2008 exposed us to what we considered to be unacceptable margin exposure in our futures positions. Accordingly, we have terminated substantially all of our futures positions, and are seeking to manage our commodity risk by relying on natural hedges embedded in our business model. As ethanol has become a more-important part of the domestic fuel stream and the share of the corn crop dedicated to ethanol production has increased, benchmark corn prices have tended to exhibit a close correlation with those of ethanol. In light of that correlation, we believe we are able to partially manage our exposure to changes in corn prices by minimizing our forward purchasing of corn, thereby more closely matching the timing of our corn purchases and ethanol sales and better aligning our corn costs with our ethanol revenues. In addition, the prices at which we are able to sell distillers grains have historically tended to move in line with benchmark corn prices, reflecting the role of distillers grains as an important livestock nutritional component. As a result, our revenues from sales of distillers grains, which approximated 24.6% of our corn costs during the first six months of 2008, function as another partial natural hedge against corn price fluctuations. The recent correlations we have observed between ethanol and corn prices and between distillers grains and corn prices, however, may not continue. Movements in market prices of these commodities have at times in the past, and may in the future, diverge significantly and depart from historical patterns in ways that we do not anticipate. We actively monitor commodity markets relevant to our business and may modify our hedging strategy in response to trends and developments in those markets.

Natural gas procurement and hedging strategy

Natural gas represents the primary energy source for our ethanol production process and is an important component of our cost structure. We are subject to market risk with respect to our supply of natural gas that is consumed in the ethanol production process and has historically been subject to volatile market conditions.

Natural gas prices and availability are affected by weather and overall economic conditions. Accordingly, we may hedge a portion of our exposure to natural gas price risk from time to time by using fixed price or indexed exchange-traded futures contracts. At present, we are not party to any material hedging contracts with respect to our natural gas purchases.

Unleaded gasoline hedging strategy

Because some of our contracts to sell ethanol are priced based on the price of unleaded gasoline, we may establish an unleaded gasoline hedge position using exchange-traded futures to reduce our exposure to unleaded gasoline price risk. We are presently not party to any material futures contracts with respect to unleaded gasoline.

Marketing Arrangements

Ethanol marketing

With the exception of the long-term marketing agreement with Cargill acquired in the ASA Acquisition and a three-year marketing agreement with ADM for our Marion, South Dakota facility, we market and sell our ethanol directly to blenders, refiners and other end users. Consistent with what we believe to be common practice in the ethanol industry, most of these direct sales by us are effected under three- and six-month contracts that commit the gallons for delivery, but not the price, in specific months at specific locations. The price for the contracted volume is generally determined by spot ethanol prices at the time of delivery.

In connection with this activity, we have our own marketing, distribution, transportation and storage infrastructure. As of August 1, 2008 we leased approximately 3,350 ethanol tanker railcars and have contracted with storage depots near our customers and other strategic locations to ensure efficient delivery of our finished ethanol product. We also have a marketing and sales force, as well as logistical and other operational personnel to staff our distribution activities. In addition, our senior management devote a larger portion of its time to sales, marketing and distribution activities. We seek to service our customers across all major ethanol fuel markets in the United States, and historically have not targeted any specific geographic region as the destination for the bulk of our ethanol shipments. Our senior management and sales force, however, closely monitor the regional price dynamics in the domestic ethanol market and seek to maximize ethanol price realization by capitalizing on regional pricing trends. We are also marketing our VE85™ fuel through arrangements with gas distributors and retailers. We provide the retailers with an array of services, including signage, employee training and other marketing support to assist in this process.

Our ethanol customers include major refiners as well as small distributors. During the six months ended June 30, 2008, sales to Shell Trading Company (“Shell”), Citgo Petroleum Corporation, Provista Renewable Fuels Marketing, LLC (“Provista”) and Cargill accounted for approximately 16%, 10%, 11% and 23%, respectively, of total sales. During 2007, sales to Cargill, Aventine and Shell accounted for approximately 14%, 14% and 11%, respectively, of total sales.

Distillers grains marketing

Except for the distillers grains produced at the facilities acquired in the ASA Acquisition, we market our distillers grains internationally, nationally and locally through our sales force. Our DDGS is primarily marketed internationally and nationally and our WDGS is sold locally to livestock customers for use as animal feed. These sales are made pursuant to agreements typically lasting from six to twelve months. We sell more DDGS than WDGS due to the limited markets for WDGS, which cannot be economically transported long distances, and better pricing we generally realize for DDGS. Our sales of DDGS accounted for 85.5% and 79.9% of our co-product sales for 2007 and the six months ended June 30, 2008, respectively, and our sales of WDGS accounted for 14.5% and 20.1% of our co-product sales for 2007 and the six months ended June 30, 2008, respectively.

ASA facilities

As part of the ASA Acquisition, we acquired the Linden, Albion and Bloomingburg facilities subject to long-term agreements with Cargill, under which Cargill is responsible for marketing all of the ethanol and distillers grains produced at the facilities. These agreements have ten year terms.

US BioEnergy facilities

We directly market and sell ethanol produced at the facilities acquired in the US BioEnergy Merger, except for ethanol produced at the Marion facility, which is marketed by ADM. Prior to August 31, 2008, substantially all of the ethanol produced at the US BioEnergy facilities other than Marion had been sold under an ethanol marketing agreement with Provista, an affiliate of CHS, that in turn resold it to refining and marketing companies. Our marketing agreement with Provista was terminated effective August 31, 2008.

Competition

The ethanol market is highly competitive. According to the RFA, world ethanol production rose to 13.1 billion gallons in 2007. The United States and Brazil are the world’s largest producers of ethanol. As of September 5, 2008, according to the RFA, industry capacity in the United States approximated 10.0 BGY, with an additional 3.7 BGY of capacity under construction. The ethanol industry in the United States consists of approximately 170 production facilities and is primarily corn based, while the Brazilian ethanol production is primarily sugar cane based.

We compete with a number of large producers, including ADM, POET, Hawkeye, AVR and Cargill. As of September 5, 2008, the top five producers accounted for approximately 42% of the ethanol production capacity in the United States according to the RFA. The industry is otherwise highly fragmented, with many small, independent firms and farmer-owned cooperatives constituting the rest of the market. We compete on a national basis for the sale of ethanol.

We believe that our ability to compete successfully in the ethanol production industry depends on many factors, including the following principal competitive factors:

•	price;

•	quality based on the reliability of our production processes and delivery; and

•	volume of ethanol produced and sold.

With respect to distillers grains, we compete with other ethanol producers, as well as with a number of large and smaller suppliers of competing animal feed. We believe the principal competitive factors for sales of distillers grains are price, proximity to purchasers and product quality.

Legislation

Renewable Fuels Standard

The Energy Policy Act of 2005 established minimum annual volumes of renewable fuel to be used by petroleum refiners in the fuel supply. The Energy Policy Act removed the oxygenate requirements for reformulated gasoline that were put in place by the Clean Air Act. The Energy Policy Act also included anti-backsliding provisions, however, that require refiners to maintain emissions quality standards in the fuels that they produce, thus providing a source for continued need for ethanol. In December 2007, President Bush signed the Energy Independence and Security Act (the “2007 Act”), which increased the mandated minimum level of use of renewable fuels in the RFS to 9 billion gallons per year in 2008 (from 5.4 billion gallons under the RFS enacted in 2005), further increasing to 36 billion gallons per year in 2022. The 2007 Act also requires the increased use of “advanced” biofuels, which are alternative biofuels produced without using corn starch such as cellulosic ethanol and biomass-based diesel, with 21 billion gallons of the mandated 36 billion gallons of renewable fuel required to come from advanced biofuels by 2022. Below is the revised RFS schedule included in 2007 Act.

					Unspecified
Year	Schedule	Corn	Cellulosic	Biodiesel	Advanced
	(gallons in billions)
2008	9.0	9.0	—	—	—
2009	11.1	10.5	—	0.5	0.1
2010	13.0	12.0	0.1	0.7	0.2
2011	14.0	12.6	0.3	0.8	0.3
2012	15.2	13.2	0.5	1.0	0.5
2013	16.6	13.8	1.0	—	1.8
2014	18.2	14.4	1.8	—	2.0
2015	20.5	15.0	3.0	—	2.5
2016	22.3	15.0	4.3	—	3.0
2017	24.0	15.0	5.5	—	3.5
2018	26.0	15.0	7.0	—	4.0
2019	28.0	15.0	8.5	—	4.5
2020	30.0	15.0	10.5	—	4.5
2021	33.0	15.0	13.5	—	4.5
2022	36.0	15.0	16.0	—	5.0

The federal blenders’ credit

First implemented in 1979, the federal excise tax incentive program allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction of $0.51 per gallon of ethanol. The $0.51 per gallon incentive for ethanol is scheduled to be reduced to $0.46 per gallon in 2009 and to expire in 2010.

The federal Clean Air Act

The use of ethanol as an oxygenate is driven, in part, by environmental regulations. The federal Clean Air Act requires the use of oxygenated gasoline during winter months in areas with unhealthy levels of carbon monoxide.

Federal tariff on imported ethanol

In 1980, Congress imposed a tariff on foreign produced ethanol to encourage the development of a domestic, corn-derived ethanol supply. This tariff was designed to prevent the federal tax incentive from benefiting non-U.S. producers of ethanol. The $0.54 per gallon tariff is scheduled to expire on January 1, 2009. Ethanol imports from 24 countries in Central America and the Caribbean Islands are exempt from the tariff under the Caribbean Basin Initiative, which provides that specified nations may export an aggregate of 7.0% of U.S. ethanol production per year into the United States, with additional exemptions from ethanol produced from feedstock in the Caribbean region over the 7.0% limit. As a result of new plants under development in the Caribbean region, we believe imports from there will continue, subject to the limited nature of the exemption.

In addition, there is a flat 2.5% ad valorem tariff on all imported ethanol.

State incentives

We receive incentive payments from the State of Nebraska and the State of South Dakota to produce ethanol, based on gallons of ethanol produced. These payments were not material to our results for the year ended December 31, 2007. We received $2.9 million in such incentive payments for the six months ended June 30, 2008, due mainly to our integration of the plants acquired in the US BioEnergy Merger in the State of Nebraska.

Environmental Matters

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of our employees. In addition, some of these laws and regulations require our facilities to operate under permits that are subject to renewal or modifications. These laws, regulations and permits also can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or facility shutdowns. We do not anticipate a material adverse effect on our business or financial condition as a result of our current efforts to comply with these requirements. Although we include significant pollution control equipment in our production facilities, our estimated capital expenditures for environmental controls in 2007 were not material, and we do not expect material expenditures for environmental controls in 2008. Our business is nonetheless subject to risks associated with environmental and other regulations and associated costs. See “Risk Factors—Risks Relating to Our Business and Operations—We may be materially and adversely affected by environmental, health and safety laws, regulations and liabilities.”

In addition, new laws or regulations, new interpretations of existing laws or regulations, increased governmental enforcement of environmental laws or regulations or other developments could require us to make additional significant expenditures or modify our operations. Continued government and public emphasis on environmental issues could result in increased future investments for environmental controls at our plants. For example, federal and state environmental authorities have recently been investigating alleged excess volatile organic compounds and other air emissions from certain U.S. ethanol plants. Present and future environmental laws and regulations (and related interpretations) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. For example, our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The EPA has promulgated NESHAPs under the federal Clean Air Act that could apply to plants that we own or operate if the emissions of hazardous air pollutants exceed certain thresholds. New or expanded plants would be required to comply with these standards upon startup if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards may also limit our operating flexibility.

In addition, construction and operation of our ethanol plants requires that we obtain and comply with various permits. As a condition to granting necessary permits, regulators could make demands that increase our costs of construction and operation, in which case we could be forced to make additional investments and obtain additional debt or equity capital that may not be available on acceptable terms or at all. For example, the construction costs for our Dyersville, Iowa and Janesville, Minnesota facilities have been more than originally anticipated due in part to water discharge requirements. We incurred additional construction costs of approximately $8.3 million to meet these requirements. Failure to obtain and comply with all applicable permits and licenses could halt our construction and could subject us to future claims.

Ethanol production has been known to produce an odor that some people find unpleasant. Environmental and public nuisance claims or toxic tort claims could be brought against us as a result of this odor or other releases into the air or water. Some of these matters may require us to expend significant resources for investigation, cleanup, installation of control technologies or other compliance-related items, or other costs.

From time to time, we are involved in various noncompliance matters which arise in the normal course of business. We do not believe that any past or pending matters are likely to have a material effect on our consolidated financial statements.

Employees

As of August 29, 2008, we had approximately 898 full-time employees.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning our executive officers and directors as of August 29, 2008.

Name	Age	Position
Donald L. Endres	47	Chief Executive Officer and Director

Danny C. Herron	53	President and Chief Financial Officer

Bryan D. Meier	46	Vice President, Finance and Chief Accounting Officer

Mark D. Dickey	48	Senior Vice President, General Counsel and Secretary

Robert L. Antoine, Jr.	51	Senior Vice President, Human Resources

Paul J. Caudill	54	Senior Vice President, Operations

William L. Honnef	42	Senior Vice President, Strategic Initiatives

Barry P. Schaps	54	Senior Vice President, Sales and Logistics

D. Duane Gilliam	63	Chairman, Compensation Committee Chair and Member of Audit Committee and Nominating and Corporate Governance Committee

James E. Dauwalter	57	Director, Member of Compensation Committee and Nominating and Corporate Governance Committee

Jay D. Debertin	48	Director

T. Jack Huggins III.	66	Director, Audit Committee Chair and Member of Compensation Committee and Nominating and Corporate Governance Committee

Steven T. Kirby	56	Director, Nominating and Corporate Governance Chair and Member of Audit Committee and Compensation Committee

Paul A. Schock	54	Director

Donald L. Endres has served as our Chief Executive Officer since 2001, served as Chairman of our board of directors from 2001 until April 2008, and served as President from March 2007 until December 2007. He has more than 20 years of experience in investing in, building, operating and managing successful businesses. Mr. Endres serves on the board of directors and on the executive committee of the Renewable Fuels Association and was recently awarded the 2005 Ernst & Young Entrepreneur of the Year Award for the Minnesota, South Dakota and North Dakota region. In 2000, he co-founded and served as vice-chairman of Glacial Lakes Energy, an ethanol producer in Watertown, South Dakota, and he is an investor in and former board member of Badger State Ethanol, an ethanol producer in Monroe, Wisconsin. Mr. Endres resigned from the boards of Glacial Lakes Energy and Badger State Ethanol prior to completing our initial public offering of common stock in June 2006. Mr. Endres earned a bachelor of science degree in animal science with minors in computer science and economics from South Dakota State University. He was recognized by South Dakota State University’s College of Engineering as “Entrepreneur of the Year” in 2000 and received the SDSU “Distinguished Alumni Award” in 2006.

Danny C. Herron serves as our President and Chief Financial Officer. He joined VeraSun in March 2006 as Senior Vice President and Chief Financial Officer and became President in December 2007. Before joining the Company, Mr. Herron was executive vice president and chief financial officer of Swift & Company (an HM Capital Partners LLC portfolio company), a processor of fresh beef and pork products headquartered in Greeley, Colorado, from 2002 to 2006. He previously served as vice president and senior financial officer of Conagra Beef Company, a beef products manufacturer headquartered in Greeley, Colorado, from 1998 to 2002. From 1991 to

1998, Mr. Herron was employed at Borden Foods Company where he acted as snacks controller from 1991 to 1993, the chief financial officer midwest snacks from 1993 to 1995 and operations controller from 1995 to 1998. Mr. Herron also worked at Frito-Lay, Inc. in various capacities from 1983 to 1991.

Bryan D. Meier serves as our Vice President, Finance and Chief Accounting Officer. He joined VeraSun in the summer of 2007 as Vice President and Controller with more than 20 years of financial executive experience with publicly-traded companies. Mr. Meier assumed the role of Chief Accounting Officer in March 2008. Prior to his employment with VeraSun, Mr. Meier spent six years as the Vice President, Corporate Controller with Viasystems Group, Inc., a global manufacturer of printed circuit boards and electro mechanical service provider. He was a member of the senior management team and responsible for global finance and all aspects of that company’s finance and accounting procedures.

Mark D. Dickey serves as our Senior Vice President, General Counsel and Corporate Secretary. Mr. Dickey joined VeraSun in the fall of 2007 as Vice President and Assistant General Counsel with more than 20 years of legal experience, including 14 years in private practice. Prior to VeraSun, Mr. Dickey served as the Vice President, Assistant General Counsel and Assistant Secretary at Gateway, Inc., where he was responsible for handling all legal affairs for the corporate, finance and operations functions. Prior to Gateway, Inc., he worked at Hartzog Conger & Cason, specializing in mergers and acquisitions, public offerings, private placements of equity and debt securities, tax planning, financing and commercial transactions, licensing and joint ventures. Mr. Dickey earned his law degree from the University of Oklahoma, his master’s of business administration from Wake Forest University, and his bachelor’s degree in finance from Oklahoma State University.

Robert L. Antoine, Jr. serves as Senior Vice President, Human Resources and joined VeraSun August 2006. Mr. Antoine has more than 25 years of experience in human resources positions. Most recently, Mr. Antoine was head of human resources for Forward Air Corporation from 2002 to 2006. Previously, he served as Vice President of Human Resources for Laidlaw Transit Services, Inc, from 1995 to 2002. Mr. Antoine graduated from the University of Kansas with a Bachelor of Science in Journalism.

Paul J. Caudill serves as Senior Vice President, Operations and joined VeraSun in late February 2006. He has over 25 years experience in architecture and engineering design, procurement and construction project management and has held senior-level positions with electric utilities in power generation plant operations. Prior to joining VeraSun, Mr. Caudill held a management position with Nebraska Public Power District from 1997 to 2006, where he was responsible for the company’s entry into the ethanol plant energy services market. Mr. Caudill earned a bachelor of science degree in public management from the University of Arizona and in 2004 graduated from Northwestern University’s Kellogg Graduate School of Management with a masters of business administration.

William L. Honnef is one of our founders and serves as Senior Vice President, Strategic Initiatives. He was president and co-founder of ExpressGold.com, Inc. until it merged with CyberSource Corporation in January 2000. Mr. Honnef served as sales director of CyberSource Corporation until leaving to start VeraSun in 2001. Mr. Honnef serves on the boards of directors of the American Coalition for Ethanol. Mr. Honnef graduated from Indiana University of Pennsylvania with a bachelor of arts degree in information systems in 1988 and was recognized by the University as the “Eberly School of Business and Information 2000 Entrepreneur of the Year.”

Barry P. Schaps serves as Senior Vice President, Sales and Logistics and joined VeraSun in February 2007. Prior to joining VeraSun, he was General Manager, Planning and Portfolio Strategy of Motiva Enterprises, LLC, a joint venture company between affiliates of Shell Oil Company and Saudi Aramco from 2005 to 2007. Prior to that, he worked in roles of increasing responsibility with Motiva and Shell Oil Company, including as Manager Retail Logistics and Supply, Assistant to the CEO, Manager Marketing Ventures. Mr. Schaps has over 27 years experience in the petroleum industry with areas of focus in strategic planning, refining, retail marketing, supply and trading, risk management and logistics. Mr. Schaps earned a BBA degree from the Bernard M. Baruch College of the City University of New York in 1975 majoring in accounting and an MBA in finance from Long Island University in 1980.

D. Duane Gilliam has been a director since January 2005. He has more than 38 years of experience in the petroleum industry. Prior to retiring from the position of executive vice president of Marathon Ashland Petroleum LLC in 2003, he served in various capacities throughout his tenure beginning in 1967. Mr. Gilliam has served as chairman of the board since 2006 of N.T.R. Acquisition, LLC, a company created to acquire oil and gas infrastructure assets. Mr. Gilliam was a member of the 25 Year Club of the Petroleum Industry, as well as a member and director of the American Petroleum Institute, including serving on that organization’s downstream committee. Mr. Gilliam was chairman of the board of directors, executive committee and issues committee of the National Petrochemical & Refiners Association, or NPRA. Mr. Gilliam also served on the board of directors and compensation committee of Colonial Pipeline Company. Mr. Gilliam is a graduate of the University of Kentucky. He is a registered professional engineer in Kentucky, Louisiana and Texas. He is a graduate of Harvard University’s Advanced Management Program. Mr. Gilliam was selected as a 2003 inductee into the University of Kentucky Engineering Hall of Distinctions.

James E. Dauwalter became a director in April 2008. He served as a director of US BioEnergy from July 2006 until April 2008, and served as chairman of the board from November 2007 until April 2008. Mr. Dauwalter also currently serves as the chairman of the board of directors of Entegris, Inc., a materials integrity management company. Prior to his appointment as chairman of Entegris in August 2005, he served as the chief executive officer of Entegris since January 2001. Mr. Dauwalter joined Entegris in 1972 and held a variety of positions prior to his first executive appointment in March 2000 as chief operating officer.

Jay D. Debertin became a director in April 2008. He served as a director of US BioEnergy from June 2006 until April 2008. Mr. Debertin currently serves as executive vice president and chief operating officer, processing, of CHS, a position he has held since December 2004. Prior to becoming executive vice president and chief operating officer, processing, Mr. Debertin served as senior vice president, energy operations, of CHS since January 2001. Mr. Debertin also currently serves on the boards of directors of the National Cooperative Refinery Association, Horizon Milling, LLC and Ventura Foods, LLC.

T. Jack Huggins III has been a director since January 2003. Mr. Huggins is founder and president of TJ3, Inc., a business development consulting firm that focuses on the ethanol industry. Prior to retiring from the position of vice president of Williams Energy Services and president of Williams Ethanol in 2000, he served in various capacities throughout his tenure at the Williams Companies and prior to that at CPC International, Inc. Mr. Huggins was the Chair of the Renewable Fuels Association from 1992 to 1995. He currently works with The Nature Conservancy Upper Mississippi River program, focusing on the impact of agricultural land management practices on freshwater ecosystems. Mr. Huggins presently serves on the board of directors of Mascoma Corporation, a company engaged in the development of low-carbon energy biotechnology. Mr. Huggins graduated from Yale University with a bachelor of engineering degree and holds a masters degree in business administration from Pace University.

Steven T. Kirby has been a director since January 2006. Mr. Kirby is a founding partner of Bluestem Capital Company and been employed by it for more than the past five years. Mr. Kirby was the 35th Lieutenant Governor of the State of South Dakota from 1993 through 1995. Mr. Kirby was also a candidate for Governor of South Dakota in 2002. Mr. Kirby is a director of several privately owned companies and is a speaker at various entrepreneurial and college forums. Mr. Kirby is a graduate of Arizona State University with a bachelor of science degree in political science and a graduate of the University of South Dakota School of Law with a juris doctorate degree.

Paul A. Schock has been a director since January 2003. Mr. Schock is the founder and President of Schock Land Company, a real estate development company. From September 2005 until February of 2007 Mr. Schock was employed with VeraSun as the Vice President and then Senior Vice President of Corporate Development. He was affiliated with Bluestem Capital Company, a manager of various investment funds, from 1989 to 2004. Mr. Schock was a commercial banker and manager with First Bank Systems of Minneapolis, MN, from 1981 to 1988, and chief financial officer of American Western Corporation, a manufacturing company in Sioux Falls,

SD, from 1988 to 1989. In 1989, he formed Schock Financial Services, Inc., the predecessor of Bluestem Capital Company. Mr. Schock attended Stanford University and graduated magna cum laude from Augustana College with a degree in business.

Board of Directors

Our board of directors consists of seven members and is divided into three classes, with each class serving for a staggered three-year term. Our board of directors currently consists of two class I directors, Messrs. Endres and Schock; three class II directors, Messrs. Dauwalter, Huggins and Kirby; and two class III directors, Messrs. Debertin and Gilliam. The terms of our class I directors will expire in 2010, including those directors elected to class I at our 2008 annual meeting of shareholders, and the terms of our class III directors will expire in 2009, including those directors elected to class III at this year’s annual meeting. The terms of the current class II directors, as elected at our 2008 annual meeting of shareholders will expire upon the election and qualification of successor directors at the annual meeting of shareholders held during the calendar year 2011.

Board Independence

Our Corporate Governance Guidelines, available on our web site at http://www.verasun.com by following the links Investors and Governance, set forth standards for director independence that meet the listing standards of the New York Stock Exchange (“NYSE”). During the board of director’s annual review of director independence, it considered transactions and relationships between each director or any member of his immediate family and VeraSun and its subsidiaries and affiliates. The board of directors also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. As a result of this review, the board of directors affirmatively determined that each director had no material relationship with VeraSun (directly or as a partner, shareholder or officer of an organization that has a relationship with VeraSun) and is “independent” within the meaning of our and the NYSE’s director independence standards, except for Mr. Endres, our Chief Executive Officer, and Mr. Schock, who was an employee of VeraSun until February 2007. Furthermore, the board of directors affirmatively determined that the members of each committee of the board of directors had no material relationship with VeraSun (directly or as a partner, shareholder or officer of an organization that has a relationship with VeraSun) and were “independent” within the meaning of our and the NYSE’s director independence standards. After the board of director’s independence review, Messrs. Dauwalter and Debertin, were appointed to the board of directors effective April 1, 2008. Before they were appointed, the board of directors reviewed whether they were independent under our Corporate Governance Guidelines and the rules of the NYSE. Based on this review, the board of directors determined that Mr. Debertin does not meet those standards because he is an executive officer of CHS, a company to which US BioEnergy made payments in excess of two percent of its gross revenues during 2007. Accordingly, Messrs. Endres, Schock and Debertin are not considered independent directors.

The Audit Committee

Our audit committee consists of Messrs. Gilliam, Huggins and Kirby. Mr. Huggins is the chairperson of the committee and is our audit committee financial expert. The audit committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, provides oversight to management’s conduct of our financial reporting process, including:

•	the integrity of our financial statements;

•	the qualifications, independence and performance of our independent accountants and their appointment;

•	the performance of our internal audit function;

•	our systems of internal accounting and financial controls, including internal control over financial reporting; and

•	the impact of compliance with legal and regulatory requirements on the financial statements.

The Compensation Committee

Our compensation committee consists of Messrs. Dauwalter, Gilliam, Huggins and Kirby. Mr. Gilliam is the chairperson of the committee. The primary purposes of the compensation committee are to:

•	determine the compensation of our Chief Executive Officer and evaluate his performance against the goals and objectives established by the compensation committee;

•	review and approve the compensation of other executive officers, taking into account the Chief Executive Officer’s recommendations, and evaluation of their performance;

•

evaluate and approve our compensation and benefit plans, policies, and programs to determine that we are rewarding our employees, including our executive officers, in a manner consistent with sound business practices;

•	review and approve the hiring and dismissal of each executive officer;

•	administer our Stock Incentive Plan and approve the granting of stock or stock options or other equity awards to our employees; and

•	establish, implement and administer all group incentive programs for our employees, including our executive officers.

The compensation committee has sole authority to retain and terminate any compensation consulting firm used to assist the committee and is responsible for approving such firm’s fees and other retention terms. During 2007, the compensation committee engaged Hewitt Associates, an independent compensation consulting firm (the “Consultant”), to assist in the evaluation of the competitiveness of our executive compensation programs and to provide guidance to the compensation committee on the design and operation of these programs. At the direction and under the guidance of the compensation committee chair, the Consultant provides information and guidance (based on relative competitive levels) regarding executive salary ranges, salary structure adjustments and long-term incentive grant levels, and, from time to time, also provides advice on changes in design of compensation programs.

The Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Dauwalter, Gilliam, Huggins and Kirby. Mr. Kirby is the chairperson of the committee. The primary purposes of the nominating and corporate governance committee are to:

•	develop and recommend to the board of directors a set of corporate governance principles applicable to us and evaluate the board of directors against these adopted principles;

•	identify individuals qualified to become members of the board of directors;

•	consider any nominees recommended by shareholders;

•

recommend to the board of directors candidates for service as a director on the board of directors and nominees for the annual meeting or any special meeting of our shareholders and to fill any vacancies or newly created directorships that may occur between such meetings;

•	recommend candidates for membership on the various committees of the board of directors;

•	lead the evaluation of board of directors and director performance; and

•	advise and assist the board of directors with respect to the compensation and retention of its members.

The charter of each committee of our board of directors is available on our website at http://www.verasun.com, by following the links Investors and Governance, and will be provided in printed form to any shareholder who requests it from us.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of the board of directors are all independent directors under NYSE listing standards. None of the members has been an employee or officer of the Company and none have a relationship with the Company that would be required to be disclosed under Item 404 of SEC Regulation S-K.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Controller, and our directors and other officers and employees. A copy of the Code of Business Conduct and Ethics is available on our website at http://www.verasun.com by following the links Investors and Governance.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 350,000,000 shares of common stock, having a par value of $0.01 per share, and 25,000,000 shares of preferred stock, having a par value of $0.01 per share. As of August 29, 2008, we had 158,663,823 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. We refer in this section to our articles of incorporation, as amended, as our articles.

Common Stock

Holders of common stock are entitled to one vote per share on all matters on which they are entitled to vote, provided, however, that shareholders are allowed to use cumulative votes for the election of directors. Holders of common stock are entitled to receive dividends as may from time to time be declared by our board of directors out of funds legally available for that purpose, after any preferential amount with respect to the preferred stock has been paid or set aside and subject to participation by preferred shareholders entitled to do so. Under South Dakota law, a dividend may not be paid if, after giving effect to the dividend, we would not be able to pay our debts as they become due in the usual course of business, or our total assets would be less than the sum of our total liabilities plus the amount needed to satisfy the preferential rights of shareholders with rights superior to those receiving the dividend.

Holders of common stock have no preemptive rights, conversion rights, redemption rights or rights to a fund whose assets and their earnings are earmarked to pay for the common stock. Upon liquidation, dissolution or winding up, holders of common stock are entitled to share equally and proportionately in any of our assets remaining after the payment of all of our liabilities and after any preferential distribution with respect to the preferred stock. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by the South Dakota Business Corporation Act, as amended from time to time, and by the provisions of our articles, to provide for the issuance of shares of preferred stock in series, to establish the number of shares to be included in each series and to determine the designations, preferences, limitations and relative rights, including voting rights, conversion rights, redemption rights and dividend rights, of the shares of each series. As of the date of this prospectus supplement, our board of directors has not provided for the issuance of a series of preferred stock and no shares of preferred stock are outstanding.

Pre-emptive Rights

Our articles expressly state that our shareholders shall not have pre-emptive rights to purchase our stock or securities convertible into or carrying a right to subscribe for or acquire our stock, unless we expressly agree otherwise.

Anti-Takeover Provisions

Our articles, our bylaws and South Dakota law contain certain provisions that might be characterized as anti-takeover provisions. These provisions may make it more difficult to acquire control of us or remove our management.

Articles and Bylaws

Our articles, bylaws and South Dakota law contain provisions that may have the effect of delaying, deferring or preventing a change in control. These provisions include: (i) the ability of our board of directors, without further shareholder approval, to issue shares of common stock or preferred stock, provided the issuance involves less than 20 percent of the voting power of the outstanding shares immediately before the issuance, (ii) allowing the board of directors to fill vacancies on the board of directors, and (iii) the ability of our board of directors to increase our indebtedness up to an aggregate of $5.0 billion without seeking shareholder approval.

Classified Board

Our board of directors consists of seven members and is divided, pursuant to our articles of incorporation, into three classes of directors serving three-year staggered terms. In all cases, the terms of the directors continue until their respective successors are duly elected. The directors may be removed only for “cause,” as defined in our articles. A vote of 75% of our outstanding voting securities is required to amend the section of our articles providing for staggered terms of directors.

Control Share Acquisitions

The control share acquisition provisions of the South Dakota Domestic Public Corporation Takeover Act provide generally that the shares of a publicly-held South Dakota corporation acquired by a person that exceed the thresholds of voting power described below will have the same voting rights as other shares of the same class or series only if approved by:

•	the affirmative vote of the majority of all outstanding shares entitled to vote, including all shares held by the acquiring person; and

•	the affirmative vote of the majority of all outstanding shares entitled to vote, excluding all interested shares.

Each time an acquiring person reaches a threshold, an election must be held as described above before the acquiring person will have any voting rights with respect to shares in excess of such threshold. The thresholds which require shareholder approval before voting powers are obtained with respect to shares acquired in excess of such thresholds are 20%, 33 1/3% and 50%, respectively.

The restricted shareholder may, but is not required to, submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting voting rights will have the right to receive the appraised fair value of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share by the acquiring person for the shares acquired in the transaction subject to this law.

Business Combinations

We are subject to the provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act. In general, Section 47-33-17 prohibits a publicly-held South Dakota corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date that the person became an interested shareholder unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. After the four-year period has elapsed, the business combination must still be approved, if not previously approved in the manner prescribed, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive, in some instances, of those shares beneficially owned by the interested shareholder. Generally, a “business combination” includes a merger, a transfer of 10% or more of the corporation’s assets, the issuance or transfer of stock equal to 5% or more of the aggregate market value of all of the corporation’s outstanding shares, the adoption of a plan of liquidation or dissolution, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an “interested shareholder” is a person who, together with affiliates and associates, owns 10% or more of the corporation’s voting stock. This provision may delay, defer or prevent a change in control of us without the shareholders taking further action.

The South Dakota Domestic Public Corporation Takeover Act further provides that our board, in determining whether to approve a merger or other change of control, may take into account both the long-term as well as short-term interests of us and our shareholders, the effect on our employees, customers, creditors and suppliers, the effect upon the community in which we operate and the effect on the economy of the state and nation. This provision may permit our board to vote against some proposals that, in the absence of this provision, it would have a fiduciary duty to approve.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services. The transfer agent’s address is 161 N. Concord Exchange, South St. Paul, Minnesota 55075 and its telephone number is (800) 468-9716.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “VSE.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of certain U.S. federal income and estate tax considerations generally applicable to the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes a “U.S. holder.” For purposes of this summary, a “U.S. holder” is a beneficial owner of our common stock that is for U.S. federal income tax purposes one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, in general, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership that holds our common stock, you are particularly urged to consult you own tax advisors.

This discussion does not consider:

•	U.S. state and local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•	the alternative minimum tax;

•

special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, cooperatives, U.S. expatriates, broker dealers, non-U.S. holders that own or acquire 5% or more of our common stock, traders in securities and non-U.S. holders who acquire our stock as compensation; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

The following discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change or differing interpretations, retroactively or prospectively. The following discussion also applies only to non-U.S. holders that purchase our common stock in this offering and hold such common stock as a capital asset within the meaning of section 1221 of the Code (generally, property held for investment). EACH NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Dividends

Distributions on common stock will constitute dividends for U.S. federal income tax purposes to the extent such distributions are made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. We may not pay cash dividends on our common stock for the foreseeable future. See “Price Range of Common Stock and Dividend Policy.” In the event, however, that we pay dividends on our common stock, we will have to withhold U.S. federal withholding tax at a rate of 30% (or at a lower rate under an applicable income tax treaty that allows for a reduced rate of withholding, provided that we have received proper certification that the non-U.S. holder is eligible for the reduced rate under such income tax treaty) from the gross amount of the dividends paid to a non-U.S. holder unless such dividends are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, as described below.

Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States are not subject to the U.S. federal withholding tax, but, unless otherwise provided in an applicable income tax treaty, are instead taxed in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a non-U.S. corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

Gain on Disposal of Common Stock

A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions (though any such person will generally be treated as a resident of the United States);

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, in some instances if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes, and (i) such non-U.S. holder held more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that such non-U.S. holder held our common stock or (ii) our common stock ceases to be regularly traded on an established securities market prior to the beginning of the calendar year in which the disposition occurs.

An individual described in the first bullet point above (other than an individual who is treated as a resident of the United States) is taxed on the amount by which capital gains allocated to U.S. sources (including gains from sale of our common stock) exceed capital losses allocated to U.S. sources realized during the year at a flat rate of 30%, or at a lower rate if provided by an applicable income tax treaty. Non-U.S. holders described in the second bullet point above will be taxed on such gain in the same manner in which citizens or residents of the U.S. would be taxed, and if such non-U.S. holder is a non-U.S. corporation such gain may also be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

With respect to the third bullet point above, in general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not, and we do not anticipate that we will become, a USRPHC, although no assurances can be made in this regard. If we are determined to be or become a USRPHC and either of the other two factors in the third bullet point applies, a disposition by a non-U.S. holder will be subject to U.S. federal income tax and will be subject to withholding. Generally, the buyer or other transferee of such non-U.S. holder’s common stock will be required to withhold tax at the rate of 10% on the sales price. A non-U.S. holder that owns or acquires 5% or more of our common stock should consult its tax advisor regarding the consequences of us being or becoming a USRPHC.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

We must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. Copies of the information returns reporting those dividends and withholding may also be made available by the U.S. Internal Revenue Service to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding on payments made with respect to or on our common stock. Under currently applicable law, the gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be subject to additional information reporting and backup withholding.

The payment of proceeds on the disposition of common stock by a non-U.S. holder to or through a U.S. office of a broker or a non-U.S. office of a U.S. broker generally will be reported to the U.S. Internal Revenue Service and, if to or through U.S. offices of a broker, reduced by backup withholding (at the current applicable rate of 28%), unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and certain other conditions are met. The payment of proceeds on the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the U.S. Internal Revenue Service unless the non-U.S. broker has certain enumerated connections with the United States.

Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the U.S. Internal Revenue Service. Non-U.S. holders should consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and UBS Securities LLC, are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
UBS Securities LLC

Total	20,000,000

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ overallotment option described below.

The underwriters initially propose to offer part of the shares directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $             per share under the public offering price. After the initial offering of the shares, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 3,000,000 additional shares of common stock at the public offering price shown on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $            , the total underwriting discounts and commissions paid by us would be $            , and the total proceeds to us would be approximately $            .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

We and all of our executive officers and directors and certain of our shareholders have agreed with the underwriters that, without the prior written consent of Morgan Stanley & Co. Incorporated and UBS Securities LLC, on behalf of the underwriters, we and they will not, during the period ending 60 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph are subject to certain exceptions. In particular, and subject to certain conditions, such restrictions do not apply to:

•	the sale of shares by us to the underwriters;

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement;

•	our grant of options or the issuance of shares of common stock pursuant to existing equity incentive plans;

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

•	the transfer by any person other than us of shares of common stock or securities convertible into or exchangeable or exercisable for common stock to limited partners or stockholders of such person;

•

the transfer by any person other than us of shares of common stock or securities convertible into or exchangeable or exercisable for common stock to any trust, partnership or limited liability company solely for the direct or indirect benefit of such person or the immediate family of such person;

•

the transfer by any person other than us of shares of common stock or securities convertible into or exchangeable or exercisable for common stock to any beneficiary of such person pursuant to a will or other testamentary document or applicable laws of descent;

•	the transfer by any person other than us of shares of common stock or securities convertible into or exchangeable or exercisable for common stock as a bona fide gift;

•

the transfer by any person other than us of shares of common stock or securities convertible into or exchangeable or exercisable for common stock to any wholly owned subsidiary of such person or to the parent corporation of such person or any wholly owned subsidiary of such parent corporation;

•

in connection with the receipt of securities issued to any person by us pursuant to long-term and other equity incentive plans, the withholding of any securities by us in respect of tax liabilities with respect to such issuance;

•	transfers or sales of securities pursuant to a Rule 10b5-1 trading plan entered into before May 31, 2008;

•	the establishment of a Rule 10b5-1 trading plan, provided that such trading plan does not provide for the transfer of common stock during the lock-up period;

•	the exercise of any option or warrant to purchase shares of common stock or securities convertible into or exercisable or exchangeable for common stock; or

•	issuances and transfers with the prior written consent of Morgan Stanley & Co. Incorporated and UBS Securities LLC.

The lock-up period described in the preceding paragraph will be extended if:

•	during the last 17 days of the lock-up period we issue a release about earnings or material news or events relating to us occurs; or

•	prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the release or the occurrence of the material news or material event.

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

In addition, we estimate that the expenses of this offering other than underwriting discounts and commissions payable by us will be approximately $            .

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. The underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their overallotment option. The underwriters can close out a covered short sale by exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under their overallotment option. The underwriters may also sell shares in excess of their overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Our common stock is listed on the New York Stock Exchange under the symbol “VSE.”

From time to time, certain of the underwriters and their affiliates have provided and continue to provide investment banking and other services to us and our affiliates for which they have received customary fees and expenses. For example, throughout the US BioEnergy Merger process, Morgan Stanley & Co. Incorporated acted as our financial advisor and UBS Securities LLC acted as financial advisor to US BioEnergy. UBS Securities LLC also acted as arranger, bookmanager, documentation agent and syndication agent, and affiliates of UBS Securities LLC acted as issuing bank, administrative agent, co-collateral agent and swingline lender under a $125 million credit facility that we and certain of our affiliates entered into in May 2008.

Pending use of the net proceeds from this offering, we intend to use a portion of the net proceeds to pay down outstanding borrowings under our revolving credit facility with affiliates of UBS Securities LLC. See “Use of Proceeds.” Because affiliates of UBS Securities LLC will receive in excess of 10% of the net proceeds from this offering, this offering is being made pursuant to Rule 2710(h) of the NASD Conduct Rules, which are part of the rules of the Financial Industry Regulatory Authority (FINRA). Accordingly, the public offering price can be no higher than that recommended by a qualified independent underwriter. Morgan Stanley & Co. Incorporated is serving as a qualified independent underwriter and will assume the customary responsibilities of acting as a qualified independent underwriter in pricing the offering and conducting due diligence. We have agreed to indemnify Morgan Stanley & Co. Incorporated against any liabilities arising in connection with its role as a qualified independent underwriter, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. We have agreed to reimburse the underwriters for certain identifiable expenses associated with this offering.

Directed Shares

At the request of VeraSun, the underwriters have reserved for sale, at the public offering price, up to $25.0 million of the shares offered in this prospectus supplement for several of our current shareholders, including Donald L. Endres, our chief executive officer, Ron Fagen (who may purchase shares directly or through an affiliate) and CHS Inc. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased may be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus supplement. Each of these persons has entered into the lock-up agreement described above.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares to the public in that Member State:

(a) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.

Switzerland

This document does not constitute a public offering prospectus within the meaning of Art. 652a of the Swiss Federal Code of Obligations. Our common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Federal Code of Obligations. Neither this document nor any other offering materials relating to the shares of our common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of our common stock in Switzerland.

LEGAL MATTERS

The validity of our common stock offered in this offering will be passed upon for us by Davenport, Evans, Hurwitz & Smith L.L.P., Sioux Falls, South Dakota. Certain legal matters relating to this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, or Davenport, Evans, Hurwitz & Smith L.L.P. and for the underwriters by Davis Polk & Wardwell, New York, New York. As of September 4, 2008, attorneys of Davenport, Evans, Hurwitz & Smith L.L.P. beneficially owned in the aggregate approximately 35,000 shares of our common stock.

EXPERTS

The consolidated financial statements of VeraSun Energy Corporation and its subsidiaries incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the consolidated financial statements of US BioEnergy Corporation and its subsidiaries incorporated in this prospectus supplement by reference from the Company’s Current Report on Form 8-K/A filed on April 11, 2008 have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein and are included in reliance upon such reports given on their authority as experts in accounting and auditing.

The consolidated financial statements of ASAlliances Biofuels, LLC and subsidiaries (a development-stage company) as of December 31, 2006 and 2005 and for the years then ended and for the period from December 21, 2004 (inception) to December 31, 2006, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

P R O S P E C T U S

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Subscription Rights

Purchase Contracts

Purchase Units

Guarantees of Debt Securities

We may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, (i) shares of our common stock, (ii) shares of our preferred stock, which we may issue in one or more series, (iii) depositary shares representing shares of preferred stock, (iv) debt securities, which may be guaranteed by certain of our subsidiaries, (v) warrants, (vi) subscription rights, (vii) purchase contracts and (viii) purchase units, up to a maximum aggregate offering price of $750,000,000.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision. Our common stock is listed on the New York Stock Exchange under the trading symbol “VSE.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 14 in this prospectus.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2008

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $750,000,000. This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Additional Information” on page ii of this prospectus. We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

As used in this prospectus, unless the context otherwise requires, “VeraSun,” “the Company,” “we,” “our,” and “us” refer to VeraSun Energy Corporation and its subsidiaries.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov and on our website at http://www.verasun.com. Information on our website is not incorporated into this prospectus and should not be relied upon in determining whether to invest in our securities.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

The SEC allows us to “incorporate by reference” documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities covered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 12, 2008;

•	our Definitive Proxy Statement on Schedule 14A filed on April 8, 2008;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008 filed on May 12, 2008 and for the quarter ended June 30, 2008 filed on August 11, 2008;

•

our Current Reports on Form 8-K filed on January 2, 2008, March 14, 2008, April 1, 2008, May 14, 2008, June 4, 2008, June 25, 2008, July 2, 2008, July 18, 2008, August 14, 2008 and September 16, 2008 and on Form 8-K/A filed on November 2, 2007 and April 11, 2008; and

•

the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on June 12, 2006, including any amendments or reports filed for the purpose of updating the description.

Copies of the documents referred to in this prospectus and all documents incorporated by reference herein (other than the exhibits to such documents unless the exhibits are specifically incorporated herein by reference in the documents that this prospectus incorporate by reference) may be obtained at no cost to the requester upon written or oral request to:

VeraSun Energy Corporation

100 22nd Avenue

Brookings, SD 57006

(605) 696-7200

Attention: Corporate Secretary

You should rely only upon the information provided in this prospectus, or incorporated in this prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date indicated on the front cover of this prospectus, or, with respect to information incorporated by reference from reports or documents filed with the SEC, as of the date such report or document was filed.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data and forecasts used throughout this prospectus from our own research, internal surveys or studies conducted by third parties, independent industry or general publications and other publicly available information. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data, and we do not make any representations as to the accuracy of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we have incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In particular, statements that we make regarding future events and developments and our future performance, including the effects of market corn prices, extraction of corn oil from distillers grains, the expected completion of our facilities currently under construction, expectations concerning our recent acquisition of US BioEnergy Corporation (“US BioEnergy”) and expectations concerning our ability to finance our business as well as other statements of management’s expectations, anticipations, beliefs, plans, intentions, targets, estimates, or projections and similar expressions relating to the future, are forward-looking statements within the meaning of these laws. Forward-looking statements in some cases can be identified by their being preceded by, followed by or containing words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” and other similar expressions. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. We disclaim any duty to update any forward-looking statements.

Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements include the risk factors discussed under the heading “Risk Factors” and the following:

•	our ability to achieve the expected benefits from our recent acquisition of US BioEnergy;

•	the volatility and uncertainty of corn, natural gas, ethanol, unleaded gasoline and other commodities prices;

•	the results of our hedging transactions and other risk mitigation strategies;

•	operational disruptions at our facilities;

•	the effects of vigorous competition and excess capacity in the industries in which we operate;

•	the costs and business risks associated with developing new products and entering new markets;

•	the development of infrastructure related to the sale and distribution of ethanol;

•	the effects of other mergers and consolidations in the biofuels industry and unexpected announcements or developments from others in the biofuels industry;

•	the uncertainties related to our acquisitions of US BioEnergy, ASA OpCo Holdings, LLC and other businesses;

•	the impact of new, emerging and competing technologies on our business;

•	the possibility of one or more of the markets in which we compete being impacted by political, legal and regulatory changes or other external factors over which we have no control;

•	changes in or elimination of governmental laws, credits, tariffs, trade or other controls or enforcement practices;

•	the impact of potential Renewable Fuel Standards waiver;

•	our ability to comply with various environmental, health, and safety laws and regulations;

•	the success of our marketing and sales efforts;

•	our reliance on key management personnel;

•	limitations and restrictions contained in the instruments and agreements governing our indebtedness;

•	our ability to raise additional capital and secure additional financing;

•	the volatility of the market price of our stock;

•	our ability to implement additional financial and management controls, reporting systems and procedures and continue to comply with Section 404 of the Sarbanes-Oxley Act, as amended;

•	risk of potential goodwill and other intangible impairment; and

•	other factors described elsewhere in this prospectus and the documents incorporated in this prospectus by reference.

v

VERASUN ENERGY CORPORATION

VeraSun is one of the largest ethanol producers in the United States based on production capacity, according to the Renewable Fuels Association (“RFA”). We focus primarily on the production and sale of ethanol and its co-products. This focus has enabled us to significantly grow our ethanol production capacity and to work with automakers, fuel distributors, trade associations and consumers to increase the demand for ethanol. As an industry leader, we play an active role in developments within the renewable fuels industry.

Ethanol is a type of alcohol produced in the U.S. principally from corn. Ethanol is primarily used as a blend component in the U.S. gasoline fuel market, which approximated 142 billion gallons in 2007 according to the Energy Information Administration. Refiners and marketers historically have blended ethanol with gasoline to increase octane and reduce tailpipe emissions. The ethanol industry has grown significantly over the last few years, expanding production capacity at a compounded annual growth rate of approximately 22% from 2000 to 2007.

As of July 31, 2008, we own and operate twelve ethanol production facilities in the U.S., with a combined nameplate capacity of approximately 1.2 billion gallons per year. As of July 31, 2008, our ethanol production capacity represented approximately 12.7% of the total ethanol production capacity in the U.S., according to the RFA. We have designated a “nameplate” production capacity for each of our ethanol production facilities. Generally, we determine the nameplate capacity of a facility upon completing construction of the facility, upon completing an expansion of the facility or the acquisition of the facility. The nameplate capacity for each facility represents our estimate of the production capacity of that facility at the time, based on the capacity specified in the applicable design-build agreement or other construction agreement for the plant, our experience operating the plant or similar plants, environmental or other regulatory constraints and other applicable factors. The nameplate capacity of our facilities may not be comparable to the capacity our competitors report as nameplate capacity for their facilities.

Our facilities are designed to operate on a continuous basis and use current dry-milling technology, a production process that results in increased ethanol yield and reduced capital costs compared to wet-milling facilities. In addition to producing ethanol, we produce and sell wet and dry distillers grains as ethanol co-products, which serve to partially offset our corn costs.

On August 1, 2008, Mark D. Dickey succeeded Gregory S. Schlicht as our Senior Vice President, General Counsel and Corporate Secretary.

We were incorporated in South Dakota as the successor to a business organized in 2001. Our principal executive offices are located at 100 22nd Avenue, Brookings, South Dakota 57006, and our telephone number is (605) 696-7200.

RISK FACTORS

Before you invest in our securities, in addition to the other information, documents or reports included or incorporated by reference in this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness. We will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES

	Six months ended June 30, 2008	Year ended December 31,
		2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	1.33	1.23	3.96	0.91	3.70	0.78

For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations before adjustment for minority interest in consolidated subsidiary plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expense, which includes amortization of debt issuance costs and capitalized interest.

The additional earnings needed to cover fixed charges in 2005 and 2003 were $2.6 million and $558,000, respectively.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 350,000,000 shares of common stock, having a par value of $0.01 per share, and 25,000,000 shares of preferred stock, having a par value of $0.01 per share. As of August 1, 2008, we had 157,145,552 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. We refer in this section to our articles of incorporation, as amended, as our articles.

Common Stock

Holders of common stock are entitled to one vote per share on all matters on which they are entitled to vote, provided, however, that shareholders are allowed to use cumulative votes for the election of directors. Holders of common stock are entitled to receive dividends as may from time to time be declared by our Board of Directors out of funds legally available for that purpose, after any preferential amount with respect to the preferred stock has been paid or set aside and subject to participation by preferred shareholders entitled to do so. Under South Dakota law, a dividend may not be paid if, after giving effect to the dividend, we would not be able to pay our debts as they become due in the usual course of business, or our total assets would be less than the sum of our total liabilities plus the amount needed to satisfy the preferential rights of shareholders with rights superior to those receiving the dividend.

Holders of common stock have no preemptive rights, conversion rights, redemption rights or rights to a fund whose assets and their earnings are earmarked to pay for the common stock. Upon liquidation, dissolution or winding up, holders of common stock are entitled to share equally and proportionately in any of our assets remaining after the payment of all of our liabilities and after any preferential distribution with respect to the preferred stock. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Stock

Our Board of Directors is authorized, subject to limitations prescribed by the South Dakota Business Corporation Act, as amended from time to time, and by the provisions of our articles, to provide for the issuance of shares of preferred stock in series, to establish the number of shares to be included in each series and to determine the designations, preferences, limitations and relative rights, including voting rights, conversion rights, redemption rights and dividend rights, of the shares of each series. As of the date of this prospectus, our Board of Directors has not provided for the issuance of a series of preferred stock and no shares of preferred stock are outstanding.

Pre-emptive Rights

Our articles expressly state that our shareholders shall not have pre-emptive rights to purchase our stock or securities convertible into or carrying a right to subscribe for or acquire our stock, unless we expressly agree otherwise.

Anti-Takeover Provisions

Our articles, our bylaws and South Dakota law contain certain provisions that might be characterized as anti-takeover provisions. These provisions may make it more difficult to acquire control of us or remove our management.

Articles and Bylaws

Our articles, bylaws and South Dakota law contain provisions that may have the effect of delaying, deferring or preventing a change in control. These provisions include: (i) the ability of our Board of Directors, without further shareholder approval, to issue shares of common stock or preferred stock, provided the issuance involves less than 20 percent of the voting power of the outstanding shares immediately before the issuance, (ii) allowing the Board of Directors to fill vacancies on the Board of Directors, and (iii) the ability of our Board of Directors to increase our indebtedness up to an aggregate of $5.0 billion without seeking shareholder approval.

Classified Board

The Board of Directors is divided pursuant to our articles of incorporation into three classes of directors serving three-year staggered terms. In all cases, the terms of the directors continue until their respective successors are duly elected. The directors may be removed only for “cause,” as defined in our articles. A vote of 75% of our outstanding voting securities is required to amend the section of our articles providing for staggered terms of directors.

Control Share Acquisitions

The control share acquisition provisions of the South Dakota Domestic Public Corporation Takeover Act provide generally that the shares of a publicly-held South Dakota corporation acquired by a person that exceed the thresholds of voting power described below will have the same voting rights as other shares of the same class or series only if approved by:

•	the affirmative vote of the majority of all outstanding shares entitled to vote, including all shares held by the acquiring person; and

•	the affirmative vote of the majority of all outstanding shares entitled to vote, excluding all interested shares.

Each time an acquiring person reaches a threshold, an election must be held as described above before the acquiring person will have any voting rights with respect to shares in excess of such threshold. The thresholds which require shareholder approval before voting powers are obtained with respect to shares acquired in excess of such thresholds are 20%, 33 1/3 % and 50%, respectively.

The restricted shareholder may, but is not required to, submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting voting rights will have the right to receive the appraised fair value of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share by the acquiring person for the shares acquired in the transaction subject to this law.

Business Combinations

We are subject to the provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act. In general, Section 47-33-17 prohibits a publicly-held South Dakota corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date that the person became an interested shareholder unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. After the four-year period has elapsed, the business combination must still be approved, if not previously approved in the manner prescribed, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive, in some instances, of those shares beneficially owned by the interested shareholder. Generally, a “business combination” includes a merger, a transfer of 10% or more of the corporation’s assets, the issuance or transfer of stock equal to 5% or more of the aggregate market value of all of the corporation’s outstanding shares, the adoption of a plan of liquidation or dissolution, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an

“interested shareholder” is a person who, together with affiliates and associates, owns 10% or more of the corporation’s voting stock. This provision may delay, defer or prevent a change in control of us without the shareholders taking further action.

The South Dakota Domestic Public Corporation Takeover Act further provides that our board, in determining whether to approve a merger or other change of control, may take into account both the long-term as well as short-term interests of us and our shareholders, the effect on our employees, customers, creditors and suppliers, the effect upon the community in which we operate and the effect on the economy of the state and nation. This provision may permit our board to vote against some proposals that, in the absence of this provision, it would have a fiduciary duty to approve.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services. The transfer agent’s address is 161 N. Concord Exchange, South St. Paul, Minnesota 55075 and its telephone number is (800) 468-9716.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “VSE.”

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of the depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may issue depositary receipts representing interests in a particular series of preferred stock which are called depositary shares. We will deposit the series of preferred stock which are the subject of depositary shares with a depositary to be named in the applicable prospectus supplement, which will hold the preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in the preferred stock.

While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:

Dividends and Other Distributions

Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Stock

A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares

Whenever we redeem preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting

Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the shares of preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidation Preference

Upon our liquidation, dissolution or winding up, the holder of a depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares of preferred stock (or fraction of a share) which is represented by the depositary share.

Conversion

If a series of preferred stock is convertible into shares of common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the common stock or other securities or property into which the number of shares of preferred stock (or fractions of shares) to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement

We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the shares of preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

•	All outstanding depositary shares to which it relates have been redeemed or converted; and/or

•	The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous

There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

For purposes of this “Description of Debt Securities and Guarantees” section of this prospectus, references to “VeraSun,” “the Company,” “we,” “our” and “us” refer to VeraSun Energy Corporation only, unless the context clearly indicates otherwise.

We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee. A form of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general terms and provisions described below may apply to such debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities of each series (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior, subordinated or junior subordinated;

•	whether the securities will be secured or unsecured;

•	the guarantors, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	applicable subordination provisions, if any;

•	whether the securities are convertible into or exchangeable for other securities;

•	percentage or percentages of principal amount at which the securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue;

•	dates on which interest will be payable and record dates for the determination of the holders to which interest will be payable on such payment dates;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which the securities will be issued;

•	whether the securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to a series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

One or more of our subsidiaries may guarantee any series of debt securities. The specific terms of any guarantees will be described in the applicable prospectus supplement.

The indenture and the debt securities and guarantees will be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company to be named in the applicable prospectus supplement, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common stock, preferred stock, debt securities or other securities. These subscription rights may be issued independently or together with any other security offered by us and may or may not be transferable by the securityholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock, share of preferred stock, debt security or other security upon the exercise of the subscription right;

•	the number of subscription rights issued to each securityholder;

•	the number and terms of each share of common stock, share of preferred stock, debt security or other security that may be purchased per each subscription right;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, see “Additional Information” on page ii of this prospectus. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us or by third parties as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as “purchase units.” The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of any purchase contract or purchase unit and will contain a summary of certain United States federal income tax consequences applicable to the purchase contracts and purchase units.

PLAN OF DISTRIBUTION

General

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation;

•	directly to purchasers;

•	to or through underwriters or dealers;

•	through agents; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•

enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of that particular offering of securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the common stock which is listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock, depositary shares, warrants, subscription rights, purchase contracts or purchase units on any securities exchange; any such listing with respect to any particular debt securities, preferred stock, depositary shares, warrants, subscription rights, purchase contracts or purchase units will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 2710(h).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, and Davenport, Evans, Hurwitz & Smith L.L.P., Sioux Falls, South Dakota. As of August 8, 2008, attorneys of Davenport, Evans, Hurwitz & Smith L.L.P. beneficially owned in the aggregate approximately 35,000 shares of our common stock. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of VeraSun Energy Corporation and its subsidiaries incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the consolidated financial statements of US BioEnergy Corporation and its subsidiaries incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A filed on April 11, 2008 have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein and are included in reliance upon such reports given on their authority as experts in accounting and auditing.

The consolidated financial statements of ASAlliances Biofuels, LLC and subsidiaries (a development-stage company) as of December 31, 2006 and 2005 and for the years then ended and for the period from December 21, 2004 (inception) to December 31, 2006, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

20,000,000 Shares

Common Stock

Prospectus Supplement

MORGAN STANLEY

UBS INVESTMENT BANK